Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

TOORAK CAPITAL LLC,

and

VELOCITY COMMERCIAL CAPITAL, LLC

and solely for the purpose of Section 6.14,

VELOCITY FINANCIAL, INC.

August 26, 2026

THIS FORM OF AGREEMENT IS SUBJECT TO REVISION BY THE SELLER AT ANY TIME AND SHALL BE KEPT CONFIDENTIAL BY THE RECIPIENT PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF (OR ITS AFFILIATE) WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE. THE PARTIES ACKNOWLEDGE AND AGREE THAT, UNTIL THE EXECUTION AND DELIVERY OF THIS EQUITY PURCHASE AGREEMENT BY EACH OF THE PARTIES HERETO, EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

Exhibits & Schedules

Exhibit A	Form of Escrow Agreement
Exhibit B	Reference Statement
Exhibit C	Plan of Division
Exhibit D	Certificate of Division
Exhibit E	Certificate of Formation for Toorak Capital Partners II LLC
Exhibit F	LLCA of Toorak Capital Partners I LLC
Exhibit G	LLCA of Toorak Capital Partners II LLC
Exhibit H	Back-up Warehouse Facility Term Sheet
Exhibit I-1	US Loan Administration Agreement
Exhibit I-2	UK Loan Administration Agreement

INDEX OF TERMS

Page

Accounting Firm	18
Action	1
Adjustment Escrow Account	16
Adjustment Escrow Funds	16
Affiliate	2
Agreement	2
Allocation Schedule	62
Anti-Bribery Laws	25
Anti-Money Laundering Laws	26
Audited Financial Statement	24
Backbook Acquisition	66
Backbook Acquisition Agreements	66
Back-up Warehouse Facility	65
Back-up Warehouse Facility Term Sheet	65
Back-up Warehouse Notice	65
Base Purchase Price	16
Breaching Party	79
Business	2
Business Day	2
Buyer Releasor	82
Cash	2
Change	2
Chosen Courts	77
Claiming Party	79
Closing	20
Closing Date	20
Closing Date Payments	16
Closing Date Tangible Book Value	2
COBRA	3

v

Code	3
Company Plan	3
Competition/Investment Law	4
Confidentiality Agreement	47
Continuation Period	55
Continuing Employee	55
Contract	4
Court of Chancery	77
Credit Facilities	53
Current Representation	80
Current Warehouse Facilities	4
D&O Indemnified Persons	57
D&O Related Claim	57
Data	4
Data Room	15
Designated Warehouse Facilities	64
Disclosure Exemptions	47
Disputed Purchase Price Items	18
District Court	77
DLLCA	4
EAR Plan	56
Enforceability Exceptions	4
Environmental Laws	4
ERISA	4
ERISA Affiliate	4
Escrow Agent	4
Escrow Agreement	4
Estimated Closing Statement	16
Estimated Purchase Price	16
Estimated Tangible Book Value	16
Ex-Im Laws	5
Final Purchase Price	19
Financial Statements	24
Flow-Through Tax Return	5
Foreign Currency	5
Fraud	5
GAAP	5
GAAP Consistently Applied	5
Governmental Approvals	51
Governmental Authority	5
Governmental Plan	5
Guaranty	67
Hazardous Substances	5
Income Tax Return	6
Income Taxes	6
Indebtedness	6

Indemnitors	58
Information Request	17
Inside Date	20
Insurance Policies	39
Intellectual Property Rights	6
Intended Tax Treatment	59
Interim Financial Statement	24
IRS	6
IT Systems	6
Key Employee	1
Key Employees	1
Knowledge	7
Laws	7
Leased Property	39
Liabilities	24
Liability	7
Lien	7
Loan Documents	7
Loans	7
Material Adverse Effect	7
Material Contracts	37
Material Lease	39
Material Leases	39
Measurement Time	8
Non-Recourse Party	8
Non-U.S. Plan	34
Note Purchase Agreement	8
Notes	8
OFAC	8
Order	8
Ordinary Course of Business	9
Outside Date	70
Parent Controlled Tax Action	61
Parent Plan	56
PEO	9
PEO Contract	9
PEO Plan	9
Permits	9
Permitted Liens	9
Person	9
Personal Data	9
Phantom Equity Plans	57
Plan	10
Plan of Division	63
Post-Closing Representation	81
Pre-Closing Tax Period	10

Pre-Closing Transaction Documents	10
Pre-Closing Transactions	10
Present Fair Saleable Value	10
Privacy Requirements	10
Proposed Final Merger Consideration Statement	17
Proposed Final Purchase Price	17
Protected Communications	10
Purchase Price	10, 16
Purchase Price Dispute Notice	17
Purchased Companies	10
Purchased Interests	10
Purchaser	1
Purchaser Fundamental Representations	11
Purchaser Parent	1, 11
Purchaser Releasees	83
Recent Balance Sheet	24
Recent Balance Sheet Date	24
Reference Statement	11
Required Regulatory Approvals	68
Resolution Period	18
Restricted Cash	11
Sanctioned Country	11
Sanctioned Person	11
Sanctions Laws	11
Schedules	11
Seller	1
Seller Closing Statement	17
Seller Controlled Tax Action	61
Seller Fundamental Representations	11
Seller Group	80
Seller Intellectual Property Rights	12
Seller Prepared Returns	60
Seller Released Claim	83
Seller Releasee	82
Seller Releasor	83
Seller Retained Claims	83
Seller Review Period	17
Software	6
Solvent	45
Statutory Division	12, 63
Straddle Period	12
Straddle Returns	60
Subsidiary	12
Tax	12
Tax Liability	13
Tax Return	13

Titan RR	13
Toorak Capital Partners I LLC	63
Toorak Capital Partners II LLC	63
Transaction Documents	13
Transaction Expenses	13
Transaction Tax Deductions	14
Transfer Taxes	61
Unresolved Purchase Price Items	18
Waived 280G Benefits	66
Waiving Parties	80
Warehouse Expense Estimate	65
WARN Act	32

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated August 26, 2026, by and among Velocity Commercial Capital, LLC, a California limited liability company (“Purchaser”), solely for the purpose of Section 6.14, Velocity Financial, Inc., a Delaware corporation (“Purchaser Parent”), and Toorak Capital LLC, a Delaware limited liability company (the “Seller”).

WHEREAS, the board of directors of Seller and the managing member of Purchaser have each deemed it advisable and in the best interests of each company’s respective equityholders that Purchaser acquire the Purchased Interests (as defined below) and have approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the purchase and sale of the Purchased Interests on the terms and subject to the conditions set forth herein and, in the case of the Seller, the Pre-Closing Transactions (as defined below);

WHEREAS, prior to the Closing, the Seller will consummate, or cause to be consummated, the series of transactions set forth in Section 6.10 (as may be updated from time to time in accordance with this Agreement);

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Purchaser to enter into this Agreement, Purchaser Parent will enter into new employment arrangements with each of the employees of the Seller set forth under Section 1.1(a) of the Schedules (each, a “Key Employee,” and collectively, the “Key Employees”) regarding retention arrangements of such Key Employee;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Purchaser to enter into this Agreement, Purchaser will enter into the Master Transaction Agreement with Titan RR (collectively, with all exhibits and other agreements entered into by Purchaser and Titan RR (and/or their respective Affiliates in connection therewith), the “Titan RR MTA”); and

WHEREAS, concurrently with the execution of this Agreement, Seller will enter into the Backbook Acquisition Agreement(s) set forth in Section 6.13 of the Schedules in connection with the Backbook Acquisition contemplated thereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and undertakings contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any lawsuit, charge, claim, litigation, action, proceeding (including any civil, criminal, administrative, investigative, judicial, administrative or appellate proceeding), injunction, order, inquiry, hearing, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator or other Governmental Authority.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control or common investment management with, a specified Person; provided that (a) the Purchased Companies and their Subsidiaries, on the one hand, and the Seller, on the other hand, shall not be deemed Affiliates of each other and (b) except pursuant to the definition of “Fraud,” the definition of “Non-Recourse Party,” and any definitions or provisions related to the foregoing, (i) in no event shall the Purchased Companies or any of their respective Subsidiaries be considered an Affiliate of (x) any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund or account managed by or affiliated with Seller, (y) any investment fund or account managed by or affiliated with, or a general partner affiliated with Seller, or (z) any management or advisory entity affiliated with Seller, and (ii) in no event shall any portfolio company of any investment fund or account managed by or affiliated with Seller, any investment fund or account managed by or affiliated with, or a general partner affiliated with Seller, or any management or advisory entity affiliated with Seller be considered an Affiliate of the Purchased Companies or any of their respective Subsidiaries. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Equity Purchase Agreement as may be amended, supplemented or restated from time to time in accordance with the terms hereof.

“Business” means the business of the Purchased Companies and their Subsidiaries as conducted as of the date of this Agreement and as of the Closing Date, including the origination, acquisition, holding, sale, securitization and servicing of Loans and all activities related thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash” means, with respect to the Purchased Companies and their Subsidiaries, without duplication, all cash and cash equivalents held by the Purchased Companies and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, (a) increased by the amount of any checks, drafts, wires and other deposits received by the Purchased Companies or any of their Subsidiaries but not yet cleared or credited to their accounts as of the applicable time of determination, and (b) decreased by the amount of any issued but uncleared or outstanding checks, drafts, wires and other payments of the Purchased Companies or any of their Subsidiaries as of the applicable time of determination; provided that for purposes of this definition, “Cash” shall not include any Restricted Cash.

“Change” means any change, event, condition, occurrence, circumstance or development.

“Closing Date Tangible Book Value” means, as of the Measurement Time (other than with respect to Indebtedness and Transaction Expenses, which shall be as of immediately prior to Closing), without duplication, the aggregate amount of tangible assets of the Purchased Companies and their Subsidiaries, on a consolidated basis, that are included in the line item categories of tangible assets specifically identified on the Reference Statement, less the aggregate amount of liabilities of the Purchased Companies and their Subsidiaries, on a consolidated basis, that are included in the line item categories of liabilities specifically identified on the Reference Statement, in each case, as determined in accordance with GAAP Consistently Applied; provided, that Closing Date Tangible Book Value shall (i) include Transaction Expenses which remain unpaid at Closing and are payable by any Purchased Company (to the extent that, for purposes of the final determination of Closing Date Tangible Book Value, the Purchased Companies have paid and satisfied those Transaction Expenses), (ii) exclude the general ledger accounts identified on the Reference Statement; (iii) exclude any fees, costs and expenses to the extent incurred by or at the express written direction of Purchaser or its Affiliates or otherwise relating to Purchaser’s or its Affiliates’ source(s) of capital for the transactions contemplated hereby; and (iv) be based on facts and circumstances as they exist on the Closing Date, and take into account information in respect of adjusting events (as defined in GAAP Accounting Standard Codification Topic 855 “Subsequent Events”) for those developments that provide further evidence with respect to conditions that existed as at the Closing Date but only up until the time that Purchaser delivers the Proposed Final Purchase Price Statement to the Seller. The parties agree that the purpose of preparing and calculating Closing Date Tangible Book Value hereunder is to measure changes in Closing Date Tangible Book Value without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from GAAP Consistently Applied. The parties hereto agree that Closing Date Tangible Book Value shall be calculated and formatted consistent with the Reference Statement and the notes thereon. For the further avoidance of doubt, to the extent any new account codes applicable to the Purchased Companies are created between the date of the Reference Statement and the Closing Date, the amounts included therein will be allocated to an account code existing as of the date of the Financial Statements which is closest in nature and classification to the new account code. For the avoidance of doubt, Closing Date Tangible Book Value (A) shall be calculated after giving effect to the transfer of assets to Affiliates of Titan RR in the Backbook Acquisition and (B) can be a positive or negative number.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means each Plan (other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any PEO Plan or any phantom equity, equity incentive or similar plan of, or that is being retained by, the Seller and/or its Subsidiaries that are not Purchased Companies) that is maintained, sponsored, contributed to, or required to be contributed to, by the Purchased Companies or any of their respective Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Purchased Companies or any of their respective Subsidiaries or with respect to which the Purchased Companies or any of their respective Subsidiaries has any actual or potential liability.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, restraint of trade or competition, including any merger control Laws.

“Contract” means any written or oral contract, agreement, instrument, indenture, risk retention undertaking, insurance policy, benefit plan, note, bond, lease, license, sublicense, commitment or other legally binding agreement, commitment, arrangement, obligation, or undertaking of any nature.

“Current Warehouse Facilities” means the warehouse, repurchase, credit or similar financing facilities identified on Section 1.1(b) of the Schedules, together with any replacements, extensions, modifications or refinancings thereof, and any new warehouse or similar financing facility entered into by the Seller or any of its Subsidiaries (including the Purchased Companies and their Subsidiaries) in connection with the origination, acquisition, holding or financing of Loans, in each case, including all related agreements, guarantees, pledge agreements, security agreements, intercreditor agreements, custodial agreements and other documentation entered into in connection therewith.

“Data” means data, data structures, technical data and performance data, including any Personal Data.

“DLLCA” means the Delaware Limited Liability Company Act.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of Law concerning pollution, protection of the environment or natural resources, or (to the extent related to exposure to Hazardous Substances), protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Purchased Companies or any of their Subsidiaries.

“Escrow Agent” means Citibank N.A., in its capacity as escrow agent, as appointed in accordance with the terms of the Escrow Agreement, and any successors thereto.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among Purchaser, Seller and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Ex-Im Laws” means all U.S. and non-U.S. import and export Laws, including the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.) and the Export Administration Regulations (15 C.F.R. pt. 730 et seq.) and their respective implementing rules and regulations and the U.K. Strategic Export Control Lists.

“Flow-Through Tax Return” means any Tax Return filed or required to be filed by the Purchased Companies or any of their respective Subsidiaries with respect to any Tax that is imposed on or payable by a direct or indirect owner of the Purchased Companies on a “flow-through” basis (i.e., IRS Form 1065 and Schedules K-1, K-2 and K-3, and similar Tax Returns).

“Foreign Currency” means any currency other than U.S. dollars.

“Fraud” means, as to any party to this Agreement, a claim for actual and intentional fraud under Delaware common law based on a representation or warranty contained in Article III, Article IV, Article V or other Transaction Document (as applicable), and shall not include any other form of fraud (whether equitable, constructive, reckless, negligent or otherwise).

“GAAP” means generally accepted accounting principles as in effect in the United States at the relevant time or as otherwise explicitly specified.

“GAAP Consistently Applied” means GAAP using the same accounting methods, principles, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used (a) with respect to the Financial Statements, in preparing the Financial Statements, and (b) with respect to the calculation and determination of Closing Date Tangible Book Value, in preparing the Reference Statement (provided that, in each of the cases of (a) and (b), if there is any difference between such methods, principles, policies, practices or procedures and GAAP then such methods, principles, policies, practices or procedures shall control) and (i) not taking into account any circumstance, decision or event occurring on or after the Closing Date, (ii) not including any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, and (iii) not introducing any new class or classes of assets or liabilities, asset reserves or valuation allowances in the determination of Estimated Tangible Book Value or Closing Date Tangible Book Value that were not used in preparing the Reference Statement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, arbitrator, executive, ministry or other regulatory or similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Plan” means a “governmental plan,” within the meaning of Section 3(32) of ERISA.

“Hazardous Substances” means hazardous, radioactive, or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by applicable Environmental Laws or with respect to which liability or standards of conduct are imposed under any applicable Environmental Laws, including without limitation, petroleum or petroleum constituents, friable asbestos-containing material, per- and polyfluoroalkyl substances, 1,4-dioxane or polychlorinated biphenyls.

“Income Taxes” means any Taxes imposed on, withheld from or based on or measured with respect to gross or net income, receipts or profits, including franchise, margin, pass-through entity, unincorporated business tax, non-resident withholding, composite return and similar taxes (however denominated).

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, with respect to the Purchased Companies or any of their respective Subsidiaries, without duplication (a) any indebtedness or other obligation for borrowed money or secured by any Lien on the assets of the Purchased Companies or their respective Subsidiaries; (b) all accrued interest, penalties, fees, costs, expenses and charges in respect of any Indebtedness described in the other clauses of this definition, including any prepayment, early termination, breakage, make-whole, yield-maintenance or similar premiums, penalties, fees or costs that become payable in connection with the repayment, prepayment, redemption, defeasance or discharge of such Indebtedness (whether at maturity, upon acceleration, upon a change of control or otherwise); (c) all guarantees and similar obligations of such Person in respect of indebtedness described in clauses (a), (b) and (c) of this definition; and (d) all obligations of such Person under any interest rate, currency swap or other hedging agreement or arrangement described in the foregoing clauses; provided, however, that Indebtedness shall not include any liabilities related to any amounts included in the calculation of Transaction Expenses.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights worldwide, including the following: (a) patents and patent applications, reexaminations, reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part and counterparts claiming priority therefrom; (b) inventions, invention disclosures, discoveries and improvements; (c) computer software and firmware, including without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (d) copyrights; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person; and (g) domain names and social media identifiers, including in each case of clauses (a) - (g), any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all Software, computers, hardware, databases, network systems, servers, electrical and mechanical equipment, and all other information technology related assets and equipment owned, leased or licensed by (a) the Purchased Companies or any of their respective Subsidiaries or (b) the Seller or any of its Subsidiaries.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry; provided that in the case of the Seller or the Purchased Companies, such knowledge shall be limited to the Knowledge of each of John Beacham, Eli Novey, Justin Land, Sachin Venugopal (as to Section 3.13 only), Tim Marsh, William Coffey and/or Ketan Parekh.

“Laws” means any applicable foreign, federal, state, local, county, municipal or other statutes, laws, rules, regulations, codes, ordinances, Orders or other legal requirements of all Governmental Authorities.

“Liability” means any and all debts, liabilities, commitments or obligations of any kind or nature, whether direct or indirect, accrued or unaccrued, known or unknown, absolute or contingent, matured or unmatured, determined, determinable or otherwise, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or asserted or unasserted.

“Lien” means any pledge, lien, charge, mortgage, deed of trust, lease, license, restriction on transfer, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way, other title defect or security interest of any kind or nature.

“Loans” means any loan, advance or extension of credit made pursuant to any loan agreement, credit agreement, mortgage, deed of trust, participation agreement, sub-participation agreement, note or similar agreement (including, for the avoidance of doubt, with respect to bridge loans, residential transition loans, ground-up construction loans, rental loans (including single family, multi-family and mixed-use) and any other real estate business purpose loans), in each case, in which any Purchased Company or any of its Subsidiaries is the lender, purchaser, participant or creditor thereunder, together with all Loan Documents relating thereto.

“Loan Documents” means, with respect to each Loan, the related loan agreement, promissory note, mortgage, deed of trust, guaranty, pledge, security agreement, assignment, servicing agreement, sub-servicing agreement and all other agreements, instruments, certificates and documents executed or delivered in connection therewith.

“Material Adverse Effect” means any Change that (x) individually or in the aggregate with all other Changes, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets, liabilities, capitalization, condition, or results of operations of the Purchased Companies and their Subsidiaries, taken as a whole; provided, however, that any adverse Change arising from or related to any of the following shall not be deemed to constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred: (a) Changes generally affecting national, regional, local, international or global economies or one or more industries in which the Purchased Companies or any of their Subsidiaries operate; (b) national, regional, local, international or global political, trade or social conditions, including naval or other blockades or obstructions of international waters, terrorism and acts of war or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack; (c) changes in financial, banking, currency or securities markets (including (i) any disruption thereof, (ii) any decline or rise in the price of any security or any market index and (iii) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (d) Changes in GAAP or other accounting requirements after the date of this Agreement; (e) Changes in, or effects arising from or relating to changes in, any Laws after the date of this Agreement; (f) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority); (g) any action taken, or not taken, at the express written request of Purchaser; (h) the public announcement, pendency or completion of the transactions contemplated by this Agreement (except with respect to any provision of this Agreement that relates to the implications of this Agreement); (i) any failure, in and of itself, by the Purchased Companies or their Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (j) the identity of Purchaser as the acquiror of the Purchased Interests upon the agreed announcement of the transactions contemplated hereby; or (k) any natural disaster, weather conditions or epidemic, pandemic or other health crisis; provided that the matters described in (a), (b) (c), (d), (e), and (f) may be taken into account to the extent such matter has a disproportionate impact on the Purchased Companies and their Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Purchased Companies and their Subsidiaries operate or (y) would not, or would not reasonably be expected to, prevent or materially delay the Seller from consummating the transactions contemplated by this Agreement or the other Transaction Documents.

“Measurement Time” means the 11:59 P.M. (Eastern Time) on the date immediately prior to the Closing Date, without giving effect to the transactions contemplated by this Agreement.

“Non-Recourse Party” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, advisors, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, advisor, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing), in each case, excluding, for the avoidance of doubt, the parties to this Agreement.

“Notes” has the meaning set forth in the definition of “Note Purchase Agreement”.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 29, 2022, by Toorak Capital Partners LLC, each of the Subsidiary Guarantors (as defined therein) from time to time party thereto and each of the Purchasers listed in the Purchaser Schedule thereto, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which that certain 8.25% senior secured notes due August 1, 2027 (collectively, the “Notes”) are issued.

“OFAC” means the United States Department of the Treasury Office of Foreign Assets Control.

“Order” means any order, ruling, judgment, writ, injunction, stipulation, award, decree, determination or similar order of any Governmental Authority.

“Ordinary Course of Business” means any action taken by a Person if such action is (a) consistent with such Person’s past custom or practice in light of the circumstances prevailing at the time of such action, including such Person’s actions in response to similar circumstances in any historical period, or (b) taken in the ordinary course of such Person’s normal day-to-day operations.

“PEO” means TriNet, the professional employer organization that employs a portion of the employees of the Seller and its Subsidiaries.

“PEO Contract” means that certain services requisition agreement by and between Toorak Capital Partners LLC and TriNet Financial Services, dated July 18, 2019, including all addenda thereto and elections forming a part thereof.

“PEO Plan” means a Plan sponsored or maintained by the PEO under which any current or former employee of the Purchased Companies or their Subsidiaries, or any dependent or beneficiary thereof, participates or is eligible to receive benefits.

“Permits” means all certificates, franchises, licenses, permits, authorizations, registrations and approvals or similar rights issued or granted by Governmental Authorities or pursuant to any Law, together with renewals, extensions or modifications thereof.

“Permitted Liens” means (a) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, or that arose or were created in the Ordinary Course of Business; (b) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Liens which have arisen in the Ordinary Course of Business or which are being contested in good faith and are not yet delinquent; (c) Liens expressly approved by Purchaser; (d) Liens for Taxes, ground rents, water changes, sewer rates and assessments not yet delinquent or which are both (x) being contested in good faith and (y) for which adequate reserves have been maintained in accordance with GAAP; (e) requirements and restrictions of zoning, building and other Laws, rules and regulations, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (f) statutory liens of landlords for amounts not yet due and payable or that arose or were created in the Ordinary Course of Business; (g) unrecorded easements, leases, tenancies, license agreements, covenants, rights-of-way and other Liens and similar restrictions on any Leased Property that do not materially interfere with the existing use thereof by the Purchased Companies or their Subsidiaries; (h) non-exclusive licenses of Intellectual Property Rights granted by the Purchased Companies or their Subsidiaries in the Ordinary Course of Business and (i) Liens set forth in Section 1.1(b) of the Schedules.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Data” has the meaning set forth in Section 3.13(g).

“Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) each other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements, pension, profit sharing, retirement, severance, change-in-control, retention, bonus, incentive, deferred compensation, stock option, appreciation or phantom equity, other equity-based, employment, medical, dental, vision, disability, life insurance or other welfare plan, program, agreement or arrangement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Transactions” are those transactions contemplated by Section 6.10.

“Pre-Closing Transaction Documents” means (a) the Plan of Division and the exhibits thereto and (b) documentation in respect of the assignments and contributions contemplated by Section 6.10(a).

“Present Fair Saleable Value” means the amount that may be realized if the assets of the Purchased Companies (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

“Privacy Requirements” means applicable Law, contractual obligations, binding industry or self-regulatory standards and public or posted policies, in each case, relating to privacy, information security, and/or processing of Personal Data and applicable to or binding on the Purchased Companies or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business).

“Protected Communications” means all communications in whatever form, whether written, oral, video, electronic or otherwise, that have occurred between or among any of the Seller or its Subsidiaries and any of their directors, officers, employees, agents, advisors and attorneys (including Dechert LLP or any predecessor or successor law firm of the foregoing) solely to the extent related to this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Seller or its Subsidiaries prior to the Closing presented to or considered by the Seller.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Companies” means, collectively, Toorak Capital Partners II LLC (after the Statutory Division), MMTC Holdings LLC and MMTC Portfolio Holdings, LLC.

“Purchased Interests” means all of the issued and outstanding equity interests in Toorak Capital Partners II LLC (as of after the Statutory Division) and MMTC Holdings LLC.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.6 (Brokers) and Section 5.7 (Financial Ability).

“Purchaser Parent” means Velocity Financial, Inc.

“Reference Statement” means the illustrative calculation of Closing Date Tangible Book Value as of May 31, 2026 attached hereto as Exhibit B.

“Restricted Cash” means any cash, cash equivalents or other funds of the Purchased Companies and their Subsidiaries that are not freely available for use or distribution following the Closing, including (a) cash held in any escrow, reserve, impound, suspense, custodial or trust account, (b) cash held as collateral for, or required to be posted, maintained or reserved under, any warehouse, repurchase, credit or other financing facility or any securitization, servicing or subservicing arrangement, (c) borrower, investor or other third-party funds held by or on behalf of any Purchased Company or any of its Subsidiaries in a fiduciary, custodial or agency capacity, and (d) any other cash or cash equivalents that are subject to any legal, regulatory or contractual restriction or limitation on their use, withdrawal or distribution, in each case determined in accordance with GAAP.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive or territory-wide sanctions or embargo under the Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions or export-related restricted party list under the Sanctions Laws or Ex-Im Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, other sanctions lists published by OFAC, export restricted party lists maintained by the U.S. Department of Commerce’s Bureau of Industry and Security and similar lists maintained by the U.K. and EU; (b) any Person who is formed in, located, or ordinarily resident in a Sanctioned Country; or (c) any Person that is 50% or greater owned, directly or indirectly, or otherwise controlled (as defined under Sanctions Laws) by a Person or Persons described in clauses (a) and (b).

“Sanctions Laws” means all U.S. and applicable non-U.S. Laws, regulations, and Executive Orders relating to economic or trade sanctions, including the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, His Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority.

“Schedules” means the disclosure schedules delivered by the Seller to Purchaser in connection with this Agreement.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.4(a) (Capitalization), the first two sentences of Section 3.4(b) (Subsidiaries), Section 3.19 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.4 (Ownership of Purchased Interests), Section 4.5 (Brokers) and the first sentence of Section 4.8 (Company Assets).

“Seller Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, in whole or in part, by (i) the Purchased Companies or any of their respective Subsidiaries or (ii) the Seller or any of its Subsidiaries.

“Statutory Division” has the meaning set forth in Section 6.10.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a trust, a majority of the beneficial interest of such trust is owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, membership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. Each reference to a Subsidiary in this Agreement shall be deemed to be a reference to a Subsidiary of the Purchased Companies as of the completion of the Statutory Division, unless (i) the context expressly requires otherwise or (ii) a given representation, warranty or covenant of Seller in this Agreement would, if breached with respect to such other Subsidiary, reasonably be expected to adversely affect, in any material respect, the Purchased Companies (taken as a whole) from and after the Closing. For the avoidance of doubt, no securitization vehicle or subsidiary of the foregoing shall be a Subsidiary of the Purchased Companies for purposes of this Agreement.

“Tax” means any federal, state, local, and non-U.S. tax, charge, fee, duty, contribution, levy, or other similar assessment or liability of any kind whatsoever in the nature of a tax, including any federal, state, local or foreign income, gross receipts, franchise, margin, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, goods and services, customs duties, environmental, excise, severance, stamp, occupation, ad valorem, windfall profits, customs, duties, real property, personal property, escheat, unclaimed or abandoned property, unincorporated business tax, “imputed underpayments” as determined under Section 6225 of the Code, capital stock, social security, unemployment, disability, payroll, license, withholding, or other tax, including any interest, penalties or additions to tax whether disputed or not.

“Tax Liability” means the aggregate amount of (i) any Income Taxes incurred by the Purchased Companies and their Subsidiaries in connection with the Pre-Closing Transactions, including Income Tax on interest income, fees, or cancellation of debt income and (ii) without duplication, all unpaid Income Taxes of the Purchased Companies and their Subsidiaries with respect to their taxable year ending in 2026 and their prior taxable year, in each case of (i) and (ii), (a) calculated in accordance with the past practice of the Purchased Companies and their Subsidiaries (except as otherwise required by applicable Law) and on the assumption that any Straddle Period ends on the Closing Date (determined in accordance with Section 6.9(e)), (b) determined on a jurisdiction by jurisdiction basis (and which amount shall not be less than zero dollars ($0) for any jurisdiction), and (c) calculated by excluding any deferred Tax assets and deferred Tax liabilities. For the avoidance of doubt, Tax Liability shall be computed in accordance with this definition without taking into account the manner in which any Tax Return is actually prepared or filed after the Closing.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax of any party (including any amendment thereof).

“Titan RR” means Titan RR LLC, a Delaware limited liability company.

“Transaction Documents” means, collectively, this Equity Purchase Agreement, the Escrow Agreement, the US Loan Administration Agreement, the UK Loan Administration Agreement, the Plan of Division, and all other agreements related to the transactions contemplated by this Agreement.

“Transaction Expenses” means, without duplication, and calculated assuming the Closing has occurred, (a) any investment banking, accounting, attorney or other professional fees, costs or expenses incurred by or on behalf of the Seller or any of its Subsidiaries with respect to the transactions contemplated by this Agreement, including the consideration of strategic alternatives and other transactions, and payable by or subject to reimbursement by the Seller or any of its Subsidiaries, plus (b) any management or transaction fees, costs or expenses incurred by or on behalf of the Seller or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement, including the consideration of strategic alternatives and other transactions, and payable by or subject to reimbursement by the Seller or any of its Subsidiaries, plus (c) all sale, transaction, retention (except as set forth on the Reference Statement), stay, termination, or change of control payments due to current or former directors, officers, employees or individual service providers of the Seller or any of its Subsidiaries, in each case, that are payable by the Seller or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the employer portion of all employment, payroll, unemployment and similar Taxes due in connection therewith, but excluding the employer portion of any social security or unemployment Tax contributions in respect of an individual employee required for any applicable calendar year to the extent that the applicable social security or unemployment Tax wage base, as applicable, would otherwise be satisfied for the applicable calendar year by other wages paid or reasonably expected to be paid to any such employee by or through the Seller or any of its Subsidiaries) (and in no event as a result of a “double trigger” severance provisions that are triggered by any action of Purchaser, Purchaser Parent or any of their Subsidiaries following the Closing), plus (d) any fees, costs or expenses payable to any Affiliate or direct or indirect equityholder of the Seller or any of its Subsidiaries, plus (e) any Transfer Taxes which are allocated to the Seller under Section 6.8(h), in all cases, to the extent unpaid as of immediately prior to the Closing. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall not include any (i) amounts incurred by or at the express direction of Purchaser or its Affiliates, (ii) amounts related to or incurred in connection with (x) directors’ and officers’ liability insurance or otherwise in connection with Section 6.7(a), and (y) the engagement of the Escrow Agent or (iii) expenses in respect of phantom equity, equity incentive or similar plans of the Seller or its Subsidiaries that are not Purchased Companies, it being understood that all such expenses are retained by the Seller and such Subsidiaries.

“Transaction Tax Deductions” means any deductions permitted at a “more likely than not” or higher level of confidence for U.S. federal, state, local or non-U.S. Income Tax purposes resulting from (a) any sale, retention, or similar bonus or change of control or other payments or benefits to current or former directors, officers, consultants, employees or other service providers payable by the Seller or any of its Subsidiaries in connection with the consummation of the transaction contemplated by this Agreement (including the employer portion of any payroll Taxes imposed with respect thereto), (b) any fees, costs, expenses and interest (including unamortized original issue discount and any other amounts treated as interest for U.S. federal Income Tax purposes), and any prepayment penalty or breakage fees, unamortized debt issuance costs or deferred reorganization costs of the Seller or any of its Subsidiaries as of the Closing Date, (c) any Transaction Expenses not included in clauses (a) or (b), and (d) other deductible payments attributable to the transactions contemplated by this Agreement, and in the cases of clauses (a)-(d), to the extent paid by the Seller in cash at or prior to the Closing or otherwise economically borne solely by the Seller; provided that, in each case, the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 shall apply to any “success based fees.”

Section 1.2 Interpretation.

(a) Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” “hereunder,” “hereinafter,” “hereby” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; (vi) the word “or” shall be inclusive and not exhaustive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vii) references to “day,” “month,” “quarter” or “year” are to a calendar day, calendar month, calendar quarter or calendar year, respectively; (viii) each reference to “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase does not mean simply “if”; and (ix) each reference to a “list” or a “copy” shall be deemed to be a true, correct and complete list or copy.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to any Law or regulations shall include all regulations promulgated thereunder and references to Laws or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality. References in this Agreement to “dollars” or “$” are to U.S. dollars.

(e) Whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using the closing rate provided by Bloomberg at 5:00 A.M. Eastern Time, three (3) Business Days prior to such date or period.

(f) References to a time of the day are to the time in the State of New York (Eastern Time).

(g) The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date.

(h) Each reference to “days” shall be to calendar days unless Business Days are specified.

(i) Each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time.

(j) References to documents or other materials “provided” or “made available” to Purchaser or similar phrases shall mean that such documents or other materials were delivered to Purchaser or its representatives or were present in the online data room by 8:00 P.M. Eastern Time no later than two (2) Business Days prior to date of this Agreement (the “Data Room”) maintained by the Seller for purposes of the transactions contemplated by this Agreement prior to the date of this Agreement.

ARTICLE II

PURCHASE AND SALE OF PURCHASED INTERESTS; PRE-CLOSING TRANSACTIONS

Section 2.1 Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from the Seller, all of the Purchased Interests, free and clear of all Liens (other than Permitted Liens and restrictions arising under applicable securities Laws), for the Purchase Price as provided for herein. Upon the Closing, each of the Purchased Companies shall become a wholly owned subsidiary of Purchaser.

Section 2.2 Purchase Price. The aggregate consideration to be delivered by Purchaser at Closing (the “Estimated Purchase Price”) in connection with the purchase of the Purchased Interests shall be the Purchase Price, being an amount equal to: (a) $62,000,000 (the “Base Purchase Price”), plus (b) the Estimated Tangible Book Value. The Estimated Purchase Price shall be subject to post-Closing adjustment in accordance with Section 2.5 (as so adjusted, the “Purchase Price”).

Section 2.3 Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser (x) a statement (the “Estimated Closing Statement”) that sets forth an estimate of (i) the Closing Date Tangible Book Value (the “Estimated Tangible Book Value”), (ii) the resulting calculation of the Estimated Purchase Price, and (iii) the amounts of each of the Closing Date Payments (as defined below). The Estimated Closing Statement shall include reasonably detailed support showing the calculations set forth thereon. The Seller shall prepare the Estimated Closing Statement in good faith in accordance with GAAP Consistently Applied and the definitions. The Seller shall consider in good faith any comments by Purchaser with respect to the calculations set forth in the Estimated Closing Statement and shall update the Estimated Closing Statement to reflect such comments; provided that if the Seller and Purchaser are unable to resolve any comments provided by Purchaser, then the Estimated Closing Statement originally delivered pursuant to this Section 2.3 shall constitute the Estimated Purchase Price for all purposes of this Agreement.

Section 2.4 Closing Date Payments. On the Closing Date, Purchaser shall make, or cause to be made, the following payments (collectively, the “Closing Date Payments”) by wire transfer of immediately available funds in accordance with instructions specified by the Seller at least two (2) Business Days prior to the Closing Date:

(i) An amount equal to the Transaction Expenses to the applicable parties to which such Transaction Expenses are owed;

(ii) An amount equal to $2,000,000 (the “Adjustment Escrow Funds”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established with the Escrow Agent pursuant to the Escrow Agreement;

(iii) To the extent directed by the Seller (such direction to be provided by written instruction, including payment instructions and any wire instructions confirmed by the Paying Agent under the Notes, signed by the Seller and delivered to Purchaser) pursuant to Section 6.4(b), all or any portion of the Indebtedness owed under the outstanding Notes; provided that the amount payable pursuant to this clause (iii) shall not, when combined with the amounts payable pursuant to the foregoing clauses (i) and (ii), exceed the Estimated Purchase Price; and

(iv) To Seller, by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Purchaser no later than three (3) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price minus the aggregate amount of all payments made pursuant to clauses (i), (ii) and (iii) of this Section 2.4.

Section 2.5 Purchase Price Adjustment.

(a) Determination of the Final Purchase Price.

(i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Seller a statement (the “Proposed Final Purchase Price Statement”) that sets forth in reasonable detail (x) the proposed Closing Date Tangible Book Value, and (y) the proposed resulting calculation in reasonable detail of the Purchase Price, together with reasonable supporting documentation of such proposed calculations (the “Proposed Final Purchase Price”). Purchaser shall prepare the Proposed Final Purchase Price Statement in good faith in accordance with GAAP Consistently Applied and the definitions set forth in this Agreement and shall cause it to be in the same form as the Estimated Closing Statement and the Reference Statement. During the sixty (60) day period following the Seller’s receipt of the Proposed Final Purchase Price Statement, the Seller and its accountants (which may be the Seller’s current auditors or accounting consultants) shall, at the Seller’s expense, be permitted reasonable access to review the books and records and other information used in calculating the Proposed Final Purchase Price (including, working papers, appropriate personnel and outside advisors who prepared such calculation) of the Purchased Companies and their Subsidiaries and Purchaser’s independent accountants relating to the Proposed Final Purchase Price Statement, in each case, upon reasonable notice to Purchaser and subject to a customary access letter and confidentiality undertaking. If Purchaser does not deliver the Proposed Final Purchase Price Statement within the time period required by this Section 2.5(a)(i), then the Seller may accept the Estimated Purchase Price as the final Purchase Price or (B) prepare and submit in writing to Purchaser its own Proposed Final Purchase Price Statement (the “Seller Closing Statement”) within thirty (30) days of the expiration of the deadline for Purchaser’s delivery of the Proposed Final Purchase Price Statement (whereupon Purchaser and the Seller shall follow the requirements of Section 2.5(a)(ii) mutatis mutandis, with Purchaser having a fifteen (15)-day period following the Seller’s delivery of the Seller Closing Statement to deliver a Purchase Price Dispute Notice).

(ii) If the Seller does not deliver a written notice of dispute setting forth in reasonable detail the items and amounts in dispute (a “Purchase Price Dispute Notice”) to Purchaser within forty-five (45) days after receiving the Proposed Final Purchase Price Statement (the “Seller Review Period”), the parties hereto agree that the Proposed Final Purchase Price Statement shall become final, binding upon the parties and conclusive; provided, however, without limiting any other remedies the Seller may have under this Agreement, if the Seller provides written notice to Purchaser of one or more information requests (each, an “Information Request”)

on or prior to the forty-fifth (45th) day after receipt by the Seller of the Proposed Final Purchase Price Statement, the Seller Review Period shall be extended, if applicable, and in no event expire prior to fifteen (15) calendar days after delivery of all of the information set forth in each Information Request. If the Seller delivers a Purchase Price Dispute Notice to Purchaser (the items and amounts in dispute, the “Disputed Purchase Price Items”) within the Seller Review Period (as extended, if applicable), the Seller and Purchaser shall use reasonable efforts to resolve the Disputed Purchase Price Items during the thirty (30)-day period commencing on the date Purchaser receives such Purchase Price Dispute Notice (the “Resolution Period”). Any items and amounts set forth in the Proposed Final Purchase Price Statement but not set forth in the Purchase Price Dispute Notice as in dispute will be deemed final, binding upon the parties and conclusive. If the parties reach agreement with respect to any Disputed Purchase Price Items within the Resolution Period, Purchaser shall promptly revise the Proposed Final Purchase Price Statement to reflect such agreement, which shall be final, binding upon the parties and conclusive. If the Seller and Purchaser do not obtain a final written resolution of all Disputed Purchase Price Items within the Resolution Period, then the unresolved Disputed Purchase Price Items (the “Unresolved Purchase Price Items”) shall be submitted promptly to the KPMG LLP office of New York, New York or, if such firm is unable or unwilling to act, such other nationally recognized, mutually agreeable independent public accounting firm capable of serving as an accounting expert with relevant experience in resolving such disputes, which firm is not the regular auditing firm of Purchaser, the Seller, or any of their Subsidiaries (such firm so engaged shall be referred to herein as the “Accounting Firm”). The Accounting Firm shall be retained jointly by Purchaser and the Seller and directed to render a determination regarding the Unresolved Purchase Price Items within thirty (30) days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon the Seller, Purchaser and the other parties hereto, absent fraud or manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) The Accounting Firm shall act as an expert and not as an arbitrator, and shall make a determination only with respect to the Unresolved Purchase Price Items and in a manner consistent with this Section 2.5, GAAP Consistently Applied and the definitions set forth in this Agreement; provided, that in resolving any Unresolved Purchase Price Item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Purchaser or the Seller in the Proposed Final Purchase Price Statement or the Purchase Price Dispute Notice, as applicable. Each party shall use commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Purchase Price Items as the Accounting Firm may request. Neither Purchaser nor the Seller may conduct any ex parte communications with the Accounting Firm. In making its determination, the Accounting Firm may rely only upon the documents and information submitted to it by Purchaser or the Seller. The scope of the disputes to be determined by the Accounting Firm shall be strictly limited to the Unresolved Purchase Price Items, and the Accounting Firm shall not make any other determination. The Accounting Firm shall not consider any new line items, reserves, categories or accounting adjustments not expressly contemplated by Exhibit B and the defined terms of this Agreement.

(iv) In the event that the Accounting Firm is engaged pursuant to this Section 2.5(a), Purchaser shall promptly revise the Proposed Final Purchase Price Statement to reflect the determination of the Accounting Firm pursuant to this Section 2.5(a) and the Seller shall promptly revise the payment schedule. In any event, the “Final Purchase Price” shall mean the Proposed Final Purchase Price as finally determined pursuant to this Section 2.5(a).

(v) The fees, costs and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Purchase Price Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Purchase Price Items submitted to the Accounting Firm. For example, should the Unresolved Purchase Price Items total $1,000 and the Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Seller. Except as otherwise set forth in this Section 2.5(a), the fees, costs and expenses of the Seller and its representatives incurred in connection with the Accounting Firm’s determination with respect to the Unresolved Purchase Price Items shall be borne by the Seller, and the fees, costs and expenses of Purchaser and its representatives incurred in connection with the Accounting Firm’s determination with respect to the Unresolved Purchase Price Items shall be borne by Purchaser.

(vi) This Section 2.5(a) shall be the sole and exclusive remedy of the parties with respect to the determination of the Final Purchase Price. In no event shall Purchaser or the Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded herein.

(vii) If at any time and from time to time the amount of the Adjustment Escrow Funds exceeds the Disputed Purchase Price Items or the Unresolved Purchase Price Items, as applicable, Purchaser and the Seller shall jointly instruct the Escrow Agent to distribute from the Adjustment Escrow Funds the difference between (x) the Adjustment Escrow Funds and (y) the Disputed Purchase Price Items or the Unresolved Purchase Price Items, as applicable, to the Seller, within three (3) Business Days after the amounts not constituting Disputed Purchase Price Items or Unresolved Purchase Price Items, as applicable, become final, binding and conclusive on the parties in accordance with this Section 2.5 and such amounts shall be treated as Final Purchase Price hereunder.

(b) Post-Closing Final Purchase Price Payment. No later than three (3) Business Days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.5(a):

(i) if the Final Purchase Price exceeds the Estimated Purchase Price, then (x) Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to Seller, an amount equal to the lesser of (A) the amount by which the Final Purchase Price exceeds the Estimated Purchase Price and (B) the amount of the Adjustment Escrow Funds, and (y) Purchaser and the Seller shall jointly instruct the Escrow Agent to distribute the Adjustment Escrow Funds by wire transfer of immediately available funds to the Seller. For the avoidance of doubt, the payment described in clause (x) shall be made directly by Purchaser (and not from the Adjustment Escrow Funds), in addition to the release of the Adjustment Escrow Funds to Seller described in clause (y), such that Seller receives both the full Adjustment Escrow Funds and, up to a maximum of $2,000,000, the amount of the shortfall paid directly by Purchaser. Seller acknowledges that its sole and exclusive remedy for any payments owed to it under this Section 2.5(b)(i) shall be (I) the Adjustment Escrow Funds and (II) the direct payment from Purchaser described in clause (x), in each case as and to the extent provided above;

(ii) if the Estimated Purchase Price exceeds the Final Purchase Price, then the Seller and Purchaser shall jointly instruct the Escrow Agent to distribute to (x) Purchaser from the Adjustment Escrow Funds an amount equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, and (y) Seller any Adjustment Escrow Funds remaining in the Adjustment Escrow Account immediately after such distribution by wire transfer of immediately available funds. Such payment shall be distributed to Purchaser solely from the Adjustment Escrow Funds pursuant to the Escrow Agreement and in no event will the Seller, or any of its Non-Recourse Parties, be required to make any direct payment related thereto. Purchaser acknowledges that its sole and exclusive remedy for any payments owed to it under this Section 2.5(b)(ii) shall be the Adjustment Escrow Funds; or

(iii) if the difference between the Estimated Purchase Price and the Final Purchase Price is zero, then Purchaser and the Seller shall jointly instruct the Escrow Agent to distribute the Adjustment Escrow Funds to the Seller.

Section 2.6 Closing.

(a) The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place in the offices of Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, New York 10036 or remotely (unless another method or place is agreed to in writing by the Seller and Purchaser) by electronic exchange of documents, deliverables and signatures (including electronic or .pdf signature pages) on the second (2nd) Business Day following the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such date and time as the Seller and Purchaser shall mutually agree in writing or as may be determined pursuant to the last sentence of this Section 2.6(a); provided, that in no event shall the Closing occur prior to the date that is forty-five (45) days following the date of this Agreement (the “Inside Date”). The date on which the Closing occurs is herein called the “Closing Date.” At the election of Seller (and upon written notice to Buyer), the foregoing two (2) Business Day period may be extended for up to ten (10) Business Days in connection with arrangements Seller may make to satisfy all or any potion of the Indebtedness outstanding under the Note Purchase Agreement at Closing as contemplated by Section 6.4(b) and Section 2.4.

(b) At or prior to the Closing, the Seller shall deliver (or cause to be delivered) to Purchaser the following documents:

(i) the officer’s certificate required by Section 7.2(b);

(ii) each of the other Transaction Documents to which the Seller or a Purchased Company (or any of their Affiliates) is a party, duly executed by the Seller or such Purchased Company (or their applicable Affiliate);

(iii) a properly completed and duly executed IRS Form W-9 of Seller;

(iv) evidence reasonably acceptable to Purchaser that the Statutory Division was completed prior to the Closing in accordance with Section 6.10; and

(v) a properly completed and duly executed IRS Form W-9 or applicable Form W-8 of each payee of Transaction Expenses under Section 2.4(i).

(c) At or prior to the Closing, Purchaser shall deliver (or cause to be delivered) to the Seller the following documents:

(i) the officer’s certificate required to be delivered under Section 7.3(b);

(ii) each of the other Transaction Documents to which Purchaser is a party, duly executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED COMPANIES

Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Purchased Companies is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a limited liability company, and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the business of the Purchased Companies or any of their Subsidiaries.

(b) Each of the Purchased Companies’ Subsidiaries is a corporation or limited liability company, limited company, or limited entity, as applicable, duly organized and validly existing under the Laws of its jurisdiction of organization specified in Section 3.1 of the Schedules and has all requisite power and authority necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (or equivalent in such jurisdiction of formation, to the extent such equivalent exists) in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent in such jurisdiction of formation, to the extent such equivalent exists), would not reasonably be expected to be material to the Purchased Companies or such Subsidiary.

Section 3.2 Non-contravention. Except as set forth in Section 3.2 of the Schedules, neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the purchase and sale of the Purchased Interests and the other transactions contemplated hereby or thereby, nor the fulfillment of and the performance by the Purchased Companies of their obligations hereunder or thereunder will (i) contravene any provision contained in the organizational documents of the Purchased Companies or its respective Subsidiaries, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, constitute a default (with or without the lapse of time, the giving of notice or both), result in the loss of any right or benefit under, require a consent or waiver under or give rise to the creation of any Lien (except for the Permitted Liens) under (x) any Contract or (y) assuming satisfaction of the requirements set forth in Section 3.3 below, any judgment, Law, or other restriction of any Governmental Authority, in each case, to which any Purchased Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, and (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any written obligation of any Purchased Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be material to the Purchased Companies and their Subsidiaries taken as a whole or be expected to prevent or materially delay the consummation of the transaction contemplated hereby.

Section 3.3 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which any Purchased Company is, or will become, a party or the consummation of the transactions contemplated hereby or thereby by the Purchased Companies, except for (i) filing and recordation of appropriate division documents as required by the DLLCA (including the Certificate of Division), (ii) any filings and approvals set forth in Section 3.3 and Section 7.1(b) of the Schedules, and (iii) those the failure of which to make or obtain would not reasonably be expected to (x) be material to the Purchased Companies and their Subsidiaries taken as a whole and (y) prohibit or materially impair Purchased Companies’ ability to consummate the transactions contemplated by this Agreement.

Section 3.4 Capitalization; Subsidiaries.

(a) Each Purchased Company’s authorized membership interests consist solely of Units, which Units, as of the Statutory Division, will be held of record by the Seller. Except as set forth in this Section 3.4(a) of the Schedules, the Purchased Companies do not have (A) any common units, preferred units, equity interests or other voting securities issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, unit appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities, or other contracts, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests or other ownership interest in any Purchased Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of any Purchased Company, and no securities or other equity interests evidencing such rights are authorized, issued or outstanding, (B) voting trusts, proxies or other agreements among any Purchased Company’s unitholders with respect to the voting or transfer of such Purchased Company’s membership interests, or (C) outstanding obligations of any Purchased Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any membership interests of any Purchased Company. All of the issued and outstanding membership interests of each Purchased Company have been duly authorized and validly issued and are fully paid and non-assessable, none of such membership interests were issued in violation of any preemptive or similar rights and all of them were issued in compliance, in all material respects, with applicable securities Laws.

(b) Section 3.4(b) of the Schedules sets forth: (i) the name of each Subsidiary of the Purchased Companies as of the date of this Agreement; (ii) the ownership percentage of outstanding equity securities of each such Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each such Subsidiary. The Purchased Companies have made available to Purchaser complete and accurate copies of the organizational documents of the Purchased Companies and each of their Subsidiaries. None of the Purchased Companies or any of their Subsidiaries is in default under or in violation of any material provision of their respective organizational documents. All issued and outstanding capital stock or other equity interests of such Subsidiaries are owned directly or indirectly by the Purchased Companies. All of the outstanding membership interests or capital stock of, or other ownership interests in, each Subsidiary of the Purchased Companies are duly authorized, validly issued, fully paid and non-assessable, to the extent such concepts are applicable, and are free and clear of any Liens and restrictions on transfer, other than restrictions arising under applicable federal and state securities Laws.

(c) Except as set forth in Section 3.4(c) of the Schedules, with respect to the equity of the Subsidiaries of the Purchased Companies, there are no (i) preemptive or other outstanding rights, subscriptions, options, warrants, unit or stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities, or other contracts, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests, capital stock, or other ownership interest in the Purchased Companies’ Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of the Purchased Companies’ Subsidiaries, and no securities or other equity interests evidencing such rights are authorized, issued or outstanding, (ii) voting trusts, proxies or other agreements among the Purchased Companies’ Subsidiaries’ equityholders with respect to the voting or transfer of the Purchased Companies’ Subsidiaries’ membership units, capital stock or other ownership interest, or (iii) outstanding obligations of any Purchased Company or any of the Purchased Companies’ Subsidiaries to repurchase, redeem or otherwise acquire any outstanding units or shares of capital stock or other ownership interests in any Subsidiary.

(d) Neither of the Purchased Companies owns or controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

(e) As of the date of this Agreement and as of the Closing Date, except as set forth in Section 3.5(e) of the Schedules, other than (x) Indebtedness under the Notes and (y) Indebtedness for borrowed money incurred in connection with the financing of Loans in the Ordinary Course of Business, none of the Purchased Companies nor any of their Subsidiaries has any outstanding Indebtedness for borrowed money.

Section 3.5 Financial Statements; Undisclosed Liabilities.

(a) Set forth on Section 3.5 of the Schedules are correct and complete copies of (i) the audited consolidated balance sheet of the Seller and its Subsidiaries as of December 31, 2024 and December 31, 2025 and the related audited consolidated statements of operations, income, members’ equity and cash flows for the years then ended, together with the notes thereto (the “Audited Financial Statement”), and (ii) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of May 31, 2026 (the “Recent Balance Sheet” and such date, the “Recent Balance Sheet Date”) and the related consolidated statement of operations, income, members’ equity and cash flows, in each case, for the five months ended May 31, 2026 (the “Interim Financial Statement”, and, together with the Audited Financial Statement, the “Financial Statements”).

(b) Each of the Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and, in the case of the Audited Financial Statement, cash flows of the Seller and its Subsidiaries as of the respective dates or for the respective periods set forth therein, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments. The Financial Statements have been prepared based on the books and records of the Seller and its Subsidiaries. The Seller and its Subsidiaries have maintained a system of internal controls designed to provide reasonable assurances that (x) all material transactions are recorded as necessary to permit the accurate preparation of the Financial Statements in accordance with GAAP and to maintain proper accountability for related items and (y) all material transactions are executed in accordance with management’s general or specific authorization.

(c) Neither of the Purchased Companies nor any of their respective Subsidiaries has any liabilities, or obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) (“Liabilities”), except for (i) Liabilities that are accrued, reserved against, disclosed or reflected in the Financial Statements (or the notes thereto), (ii) Liabilities which have arisen since the Recent Balance Sheet Date that were incurred in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of applicable Law, or that relates to any cause of action, claim or lawsuit),

(iii) Liabilities reflected in Closing Date Tangible Book Value, (iv) Liabilities set forth in Section 3.5 of the Schedules, (v) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby or (vi) Liabilities which would not reasonably be expected to be individually or in the aggregate material to the Purchased Companies and their Subsidiaries taken as a whole.

Section 3.6 Absence of Certain Developments. Except (a) as set forth in Section 3.6 of the Schedules or (b) as otherwise contemplated or permitted by this Agreement (including the Pre-Closing Transactions), since the Recent Balance Sheet Date, (i) there has not been any Material Adverse Effect, (ii) there has not occurred any action, event or omission that, had it occurred after the date of this Agreement and prior to the Closing, would have required the consent of Purchaser under Section 6.2(c), (d), (e), (h), (k) or (l) and (iii) the Purchased Companies and their Subsidiaries have conducted their businesses in all material respects in the Ordinary Course of Business (excluding actions taken in connection with the transactions contemplated by this Agreement).

Section 3.7 Compliance with Law; Governmental Authorizations; Licenses; Etc.

(a) Except as set forth in Section 3.7(a) of the Schedules, the business and operations of each of the Purchased Companies and their Subsidiaries is, and during the previous five (5) years has been, conducted in compliance in all material respects with all applicable Laws. Neither of the Purchased Companies nor any of their respective Subsidiaries, nor Seller or any of its Subsidiaries (with respect to the Business), has in the past five (5) years received any notice or other communication from any Governmental Authority or other Person alleging any noncompliance in any material respect with any applicable Law or Privacy Requirement. Neither of the Purchased Companies nor any of their respective Subsidiaries, nor the Seller or any of its Subsidiaries (with respect to the Business) has any Liability for failure to comply in any material respect with any Law or Privacy Requirement and, to the Seller’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such Liability. During the past five (5) years, neither of the Purchased Companies nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any director, manager, member or other equity holder, officer or Purchased Company or Subsidiary employee or concerning any actual or alleged fraud.

(b) During the past five (5) years, none of the Purchased Companies, any of their Subsidiaries, or any of their respective directors, officers, employees, or, to the Seller’s Knowledge, any agents, distributors, representatives or any other Person in each case, acting on behalf of the Purchased Companies or any of their Subsidiaries, has directly or indirectly made, paid, offered, promised, or authorized any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Purchased Companies or any Subsidiary conducts or has conducted its business (collectively, “Anti-Bribery Laws”). Neither of the Purchased Companies nor any Subsidiary has received any written communication from any Governmental Authority that alleges that any Purchased Company or any Subsidiary, or any current or former directors, officers, employees, agents, distributors, Affiliates, representatives or any other Person in each case, acting on behalf of any Purchased Company or one of its Subsidiaries, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws is pending or, to the Seller’s Knowledge or to the Knowledge of the Purchased Companies, threatened. Neither of the Purchased Companies nor any of their Subsidiaries has made or anticipates making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws and no Action involving any Purchased Company or any of its Subsidiaries with respect to Anti-Bribery Laws is pending or, to the Knowledge of the Purchased Companies, threatened. None of the Purchased Companies’ and their Subsidiaries’ current or former directors, officers, employees, agents, distributors, representatives or any other Person in each case, acting on behalf of any Purchased Company or one of its Subsidiaries, is currently an officer, agent or employee of a Governmental Authority.

(c) The operations of the Purchased Companies and their Subsidiaries are, and during the previous five (5) years have been, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 as amended including pursuant to the Money Laundering and Terrorist Financing (Amendment) Regulations 2019, and in all material respects with the applicable money laundering statutes of all jurisdictions in which any Purchased Company or any Subsidiary has conducted its business, including the Money Laundering Control Act of 1986, as amended, and the Proceeds of Crime Act 2002, as amended, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action involving any Purchased Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Purchased Companies, threatened.

(d) Since April 24, 2019, none of the Purchased Companies or any of their Subsidiaries, or any of their respective officers, directors, managers or employees, or, to the Seller’s Knowledge, any agent or other third party representative acting directly or indirectly on behalf of, any Purchased Company or any Subsidiary, is currently or has been: (A) a Sanctioned Person, (B) engaging, directly or indirectly, in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (C) otherwise in violation of applicable Sanctions Laws or Ex-Im Laws. No Action involving any Purchased Company or any of its Subsidiaries with respect to Sanctions Laws or Ex-Im Laws is pending or, to the Knowledge of the Purchased Companies, threatened.

(e) The Purchased Companies and all of their Subsidiaries are, and during the past five (5) years have been (and with respect to Sanctions Laws since April 24, 2019), in compliance in all material respects with all applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions Laws, and Ex-Im Laws.

(f) Except as set forth in Section 3.7(f) of the Schedules, each of the Purchased Companies and their Subsidiaries (i) has all material Permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities necessary for the operation of its business as currently conducted and no default has occurred under any such Permit, license, approval, certificate or other authorization, and (ii) at all times has held all material Permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, in each case that were necessary for the operation of its business as conducted at such time, in each jurisdiction in which any Purchased Company or any of its Subsidiaries engaged in such activities, and no default occurred under any such Permit, license, approval, certificate or other authorization.

(g) Section 3.7(g) of the Schedules sets forth a list of all Permits issued to or held by any Purchased Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Purchased Companies and the Subsidiaries to conduct their business in all material respects as presently conducted or as proposed to be conducted. Each such Permit, license, approval, certificate and other authorization is valid and in full force and effect; the applicable Purchased Company or the applicable Subsidiary, as the case may be, is and has been in compliance in all material respects with the terms of each such Permit, license, approval, certificate and other authorization; and, to the Seller’s Knowledge, no suspension or cancellation of such Permit, license, approval, certificate and other authorization is threatened or pending and there is no basis for believing that (i) such Permit, license, approval, certificate and other authorization will not be renewable upon expiration or (ii) any Governmental Authority would have grounds to suspend, revoke or terminate any such Permit, with or without notice or lapse of time or both. Each such Permit, license, approval, certificate and other authorization will continue in full force and effect immediately following the Closing.

(h) Notwithstanding Section 3.7(g), and except as specifically disclosed in Section 3.7(h) of the Schedules, the Purchased Companies and their Subsidiaries hold, and at all times when engaging in the relevant activities have held, all state and local licenses, Permits, and authorizations necessary to conduct business-purpose mortgage origination, servicing, purchasing, holding, brokering, and table funding activities in each jurisdiction where such activities have occurred (whether in the past or presently) or are contemplated as part of the transaction.

(i) The Purchased Companies and each of their Subsidiaries have implemented and maintain, or are subject to, policies, procedures and/or controls, in each case reasonably designed to ensure compliance with applicable Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions Laws, and Ex-Im Laws.

Section 3.8 Litigation. Except as set forth in Section 3.8 of the Schedules, (a) there are no (and during the past three (3) years there have been no) Actions pending or, to the Seller’s Knowledge, threatened against any Purchased Company or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, be material to (x) the Purchased Companies and their Subsidiaries taken as a whole or (y) the Purchased Companies and their Subsidiaries, taken as a whole, (b) neither of the Purchased Companies nor any of their Subsidiaries is subject to any material Order that remains in effect and (c) there are no settlements to which any Purchased Company or any of its Subsidiaries is a party, or by which any of their assets or properties are bound, under which there are outstanding material obligations to be performed by any Purchased Company or any of its Subsidiaries following the Closing. None of the Purchased Companies or any of their Subsidiaries are a party to any Action that is pending or threatened in writing which would reasonably be expected to enjoin, impede or delay the transactions contemplated by this Agreement.

Section 3.9 Taxes. Except as set forth on Section 3.9 of the Schedules:

(a) each of the Purchased Companies and their Subsidiaries has duly and timely (taking into account applicable extensions) filed all Income Tax Returns and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects;

(b) all Income Taxes and other material Taxes owed by each of the Purchased Companies and their Subsidiaries (whether or not shown as due on any Tax Return described in Section 3.9(a)) have been timely paid in full;

(c) the unpaid Taxes of the Purchased Companies and their Subsidiaries (A) for taxable periods (or portions thereof) through the Recent Balance Sheet Date do not exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Recent Balance Sheet and (B) for taxable periods (or portions thereof) through the Closing Date, will not exceed in any material respect the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP; and all unpaid Taxes of the Purchased Companies and their Subsidiaries for all taxable periods (or portions thereof) commencing after the Recent Balance Sheet Date arose in the Ordinary Course of Business;

(d) the Seller is, and has been since its formation, treated as a partnership for U.S. federal income (and applicable state, local, and foreign) Tax purposes, and each of Toorak Capital Partners II LLC and its Subsidiaries is, and has been since its formation, treated as an entity disregarded as separate from its owner, which is the Seller, for U.S. federal income (and applicable state, local and foreign) Tax purposes. MMTC Holdings LLC is, and has been since its formation, treated as a corporation for U.S. federal income (and applicable state, local and foreign) Tax purposes, and each of its Subsidiaries is treated as an entity disregarded as separate from its owner (i.e., MMTC Holdings LLC);

(e) all material Taxes that the Purchased Companies and their Subsidiaries are or were required by Law to withhold or collect in connection with amounts paid or owing to any employee, former employee, investor, independent contractor, creditor, holder of Units, or other Person have been timely and duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, including without limitation, sales and use taxes, and each of the Purchased Companies and their Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, former employee, investor, independent contractor, creditor, holder of Units, or other Person.

(f) neither of the Purchased Companies nor any of their Subsidiaries is currently the subject of any Tax dispute, audit, investigation, proceeding, Action, or examination, and no such matter is threatened or contemplated. No deficiency for any amount of Taxes of the Purchased Companies or any of their Subsidiaries has been claimed, proposed or assessed by any Governmental Authority which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP;

(g) neither of the Purchased Companies nor any of their Subsidiaries has waived any statute of limitations in respect of Taxes or consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority (other than extensions that are permitted by applicable Law without required approval);

(h) no Governmental Authority with which the Purchased Companies or any of their Subsidiaries does not file a particular type of Tax Returns has asserted in writing (or, to the Knowledge of the Purchased Companies, otherwise) that the Purchased Companies or any of their Subsidiaries is or may be required to pay Taxes to or file such Tax Returns with that Governmental Authority. Neither of the Purchased Companies nor any of their Subsidiaries has had a permanent establishment in a country other than the country of its formation or incorporation;

(i) neither of the Purchased Companies nor any of their Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for Taxes of any Person other than the Purchased Companies or any of their Subsidiaries or (ii) is a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or similar contract or arrangement other than an agreement entered into in the Ordinary Course of Business the primary purpose of which is other than Taxes. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to any of the Purchased Companies or any of their Subsidiaries. Neither of the Purchased Companies nor any of their Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, joint, combined, unitary or similar Tax Returns.

(j) neither of the Purchased Companies nor any of their Subsidiaries is party to any “closing agreement” as described in Section 7121 of the Code (or any comparable provision or state or local Law);

(k) neither of the Purchased Companies nor any of their Subsidiaries has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 or a “listed transaction” as set forth in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local or non-U.S. Law;

(l) neither of the Purchased Companies nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law) or use of an improper method of accounting prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount or deferred revenue received on or prior to the Closing Date, or (iv) an election under Section 965(h) of the Code;

(m) there are no material liens or other encumbrances with respect to Taxes upon any assets of the Purchased Companies or any of their Subsidiaries, other than Permitted Liens;

(n) neither of the Purchased Companies nor any of their Subsidiaries (i) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal Income Tax purposes, (ii) has made an entity classification (“check-the-box” election) under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o) neither of the Purchased Companies nor any of their Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A);

(p) neither the Purchased Companies nor any Subsidiary has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force; and

(q) neither of the Purchased Companies nor any of their Subsidiaries holds any intangible asset (including goodwill, going concern value, or any other intangible within the meaning of Section 197 of the Code) that would be subject to the anti-churning rules of Section 197(f)(9) of the Code.

Section 3.10 Environmental Matters. Except as set forth in Section 3.10 of the Schedules, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Purchased Companies and their Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, and have and are in compliance with all permits required by Environmental Laws for the operation of their businesses as currently conducted, except for any failures to so comply or have such permits that have been resolved.

(b) The Purchased Companies and their Subsidiaries have not received any written notice from any Governmental Authority or other Person alleging any violation by any Purchased Company or its Subsidiaries of, or liability of any Purchased Company or its Subsidiaries pursuant to, Environmental Laws, in either case which is pending or unresolved.

(c) There are no Actions by or before any Governmental Authority or Orders in effect, pending or, to the Seller’s Knowledge, threatened in writing against any Purchased Company or any Subsidiary regarding alleged non-compliance by any Purchased Company or its Subsidiaries with, or the alleged liability of any Purchased Company or its Subsidiaries under, Environmental Laws.

(d) Except in leases or credit agreements entered into in the Ordinary Course of Business, neither of the Purchased Companies nor their Subsidiaries has assumed by contract or operation of Law the liability of any other Person pursuant to Environmental Law.

(e) In no event shall the foregoing representations and warranties be deemed to include or address real estate assets acquired by any Purchased Company or any of its Subsidiaries in the Ordinary Course of Business.

Section 3.11 Employee Matters.

(a) Section 3.11(a) of the Schedules set forth true and complete lists (i) all employees of the Purchased Companies and their Subsidiaries as of the date of this Agreement, and each of their employing entity, position, status, hire date (and service recognition date, if earlier), location of employment, annual base salary or hourly wage rate, incentive payment for the most recently completed calendar year, overtime eligibility, active or inactive status (including reason for leave and return to work date, if known), and work authorization, if applicable (including work permit, visa or similar authorization), and (ii) all individual consultants, independent contractors or other service providers of the Purchased Companies and their Subsidiaries as of the date of this Agreement who are not employees, and the name of contractor or consultant (or corporate name if engaged through an entity), engaging entity, a general description of the services provided, location of engagement, length of engagement, and fee arrangement. To the extent that employees and independent contractors have entered into a standard form of confidentiality, non-competition and assignment of inventions agreements, copies thereof have been made available to Purchaser. To the Seller’s Knowledge, no management-level employee has notified Seller or any of its Subsidiaries in writing of any plans to resign employment with any Purchased Company or any Subsidiary prior to or within twelve (12) months of the Closing Date.

(b) Except as set forth in Section 3.11(b) of the Schedules, (i) none of Seller nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract with any labor union, works council or other employee representative body, with respect to its employees, with any labor union, works council, or other employee representative body, (ii) there is no labor strike, work stoppage, slowdown or lockout of employees pending, or, to the Seller’s Knowledge, threatened against or by any employees involved in the business of the Purchased Companies and its Subsidiaries and during the past three (3) years there has been no such action, (iii) to the Seller’s Knowledge no union organization campaign is in progress by any labor union with respect to the employment of any group of employees involved in the business of any Purchased Company or any of its Subsidiaries and during the past three (3) years there has been no such campaign, and (iv) there are no material labor disputes or unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Seller’s Knowledge, threatened involving or relating to employees involved in the business of any Purchased Company or any of its Subsidiaries and during the past three (3) years there have been no such disputes or charges.

(c) The Seller and its Subsidiaries (including the Purchased Companies and their Subsidiaries) are, and for the prior three (3) years, have been in compliance in all material respects with all applicable labor and employment Laws in each jurisdiction of operation, including, without limitation, those governing wages, hours, discrimination, retaliation, harassment, disability rights, pay equity, employment equity, workers’ compensation, safety and health, privacy, immigration, work authorization, labor relations, employee classification (including, to the Seller’s Knowledge, with respect to any individuals engaged through the PEO).

(d) During the past three (3) years, neither Seller nor any of its Subsidiaries has implemented any plant closing, mass layoff or other action that triggered the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (“WARN Act”) and is not delinquent in any respect for any liabilities pursuant to the WARN Act.

(e) During the past three (3) years, neither Seller nor any of its Subsidiaries have been party to a settlement agreement with a current or former director, officer or managerial-level employee resolving allegations of sexual harassment. To the Seller’s Knowledge, there are no, and during the past three (3) years, there have been no material allegations of sexual harassment raised by or raised against any current or former director, officer or managerial-level employee involved in the business of any Purchased Company or any of its Subsidiaries.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Schedules sets forth a list as of the date of this Agreement of each material Company Plan and separately identifies each PEO Plan. With respect to each material Company Plan other than a PEO Plan, the Purchased Companies have made available to Purchaser true and complete copies of, as applicable, (i) Company Plans and any material amendments thereto, (ii) a written summary of the material plan terms of any material Company Plan that has not been reduced to writing, (iii) any related trust agreement, insurance contract or other funding vehicle, (iv) the current summary plan description and each summary of material modifications thereto, (v) the annual report most recently filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (vi) the most recent determination, advisory or opinion letter received from the Internal Revenue Service and (vii) any material correspondence with, and all non-routine filings made with any Governmental Authority during the last three (3) years.

(b) With respect to each PEO Plan, the Purchased Companies have made available to Purchaser copies of any services agreement with the PEO, all non-routine written correspondence from the PEO during the current year or within the prior three (3) years, and to the extent such documents have been provided by the PEO to the Purchased Companies, the Purchased Companies have made available to Purchaser true and complete copies of, as applicable, the items described in clauses (i) through (vii) of Section 3.12(a).

(c) Each Company Plan and, to the Knowledge of the Purchased Companies, each PEO Plan, has been established, maintained, funded and administered in all material respects in accordance with its terms and in all material respects in compliance with applicable Laws. All benefits, contributions, and premiums relating to each Company Plan and PEO Plan have been timely paid in all material respects in accordance with the terms of such Company Plan and PEO Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Company Plan and PEO Plan have been paid, accrued or otherwise adequately reserved in all material respects to the extent required by, and in accordance with, GAAP.

(d) No Company Plan is and neither of the Purchased Companies nor any ERISA Affiliates is now or has at any time within the last six (6) years maintained, contributed to or been required to contribute to, or had any liability (including any contingent liability) with respect to any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or any other plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code including, without limitation, any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iii) except for those Plans that are PEO Plans, any “multiple employer plan,” as defined in Section 413(c) of the Code. No Company Plan provides health, life or disability insurance benefits to former employees or service providers of any Purchased Company or any of its Subsidiaries other than health continuation coverage pursuant to COBRA.

(e) Each Company Plan and each PEO Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to its qualification, and, to the Knowledge of the Purchased Companies, no event has occurred or circumstance exists that would reasonably be expected to result in the loss of the tax-qualified status of any such Company Plan or the tax-exempt status of a related trust.

(f) With respect to each Company Plan and, to the Knowledge of the Purchased Companies, each PEO Plan, no Action or other claim, litigation or dispute (other than routine individual claims for benefits in the ordinary operation of the Company Plans and PEO Plans) is pending or, to the Knowledge of the Purchased Companies, threatened in writing that reasonably would be expected to result in material liability to any Purchased Company or any of its Subsidiaries. To the Knowledge of the Purchased Companies, there are no pending audits or investigations by any Governmental Authority involving any Company Plan or PEO Plan.

(g) Neither of the Purchased Companies nor any of their Subsidiaries has (i) engaged in any material non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or material breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan that would subject either any Purchased Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law, nor (ii) incurred (whether or not assessed) any material Tax or penalty under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(h) Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event (where such other event would not alone have an effect described in this sentence), will, (i) entitle any current or former officer, director, employee or individual service provider of any Purchased Company or any of its Subsidiaries to any change in control, transaction bonus or retention payment under any Company Plan or (ii) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount of compensation or benefits payable, to any current or former officer, director, employee or individual service provider of any Purchased Company or any of its Subsidiaries under any Company Plan.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been maintained, operated and administered in material compliance with Code Section 409A and IRS Notice 2005-1 and applicable guidance thereunder.

(j) Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement (either alone or when combined with the occurrence of any other event) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that is a “parachute payment” (within the meaning of Section 280G of the Code).

(k) Neither of the Purchased Companies nor any of their Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former director, officer, employee or other individual service provider of any Purchased Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or Section 4999 of the Code.

(l) Without limiting the generality of the foregoing, with respect to each Company Plan that is maintained for current or former employees or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with the applicable Governmental Authority; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iii) no unfunded or underfunded liabilities exist with respect to any Non-U.S. Plan.

Section 3.13 Intellectual Property Rights.

(a) Section 3.13(a) of the Schedules contains a complete and correct list of all registrations and applications for the following that are included in the Seller Intellectual Property Rights; provided that the foregoing shall not require the scheduling of any Intellectual Property Rights related exclusively to the business of the Seller or any of its Subsidiaries: (i) patents, (ii) trademarks, (iii) copyrights and (iv) domain names, specifying as to each such item, as applicable, the name of the registered owner, jurisdiction of application and/or registration, application and/or registration number and date of application or registration.

(b) Each item of the Seller Intellectual Property Rights identified in Section 3.13(a) of the Schedules is subsisting and, to the Seller’s Knowledge, valid and enforceable, and all such Seller Intellectual Property Rights are solely and exclusively owned by a Purchased Company or the Seller or one of their respective Subsidiaries, and upon the Statutory Division, by a Purchased Company or one of their respective Subsidiaries, free and clear of any Liens (other than licenses listed in Section 3.13(b) of the Schedules and Permitted Liens). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Companies and their Subsidiaries taken as a whole, a Purchased Company or the Seller or one of their respective Subsidiaries has (and upon the Statutory Division, a Purchased Company or one of their respective Subsidiaries will have) all valid rights to use and exploit all other Intellectual Property used in the Business.

(c) Except as would not be material to the Purchased Companies and their Subsidiaries taken as a whole, the products and services of the Business as currently conducted do not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any third party. To the Seller’s Knowledge, no third party is infringing on or misappropriating or otherwise violating any Seller Intellectual Property Right. In the last three (3) years, none of the Seller nor any of the Purchased Companies nor any of their respective Subsidiaries have sent any written notice to any Person alleging that such Person infringed or misappropriated or violated any Seller Intellectual Property Right. Except as would not be material to the Purchased Companies and their Subsidiaries taken as a whole, (i) there is no Action pending, or threatened in writing, against any Purchased Company or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business), and (ii) in the last three (3) years, no third party has asserted any claim in writing alleging infringement, misappropriation or any other violation of any Intellectual Property Right of any third party, or challenging the ownership, validity or enforceability of any Seller Intellectual Property Right, in each case in this item (ii), against the Purchased Companies or any of their respective Subsidiaries or the Seller or any of its Subsidiaries.

(d) The Purchased Companies and their respective Subsidiaries and the Seller and its Subsidiaries take and have taken, commercially reasonable steps to protect and maintain all material Seller Intellectual Property Rights and to preserve the confidentiality of any trade secrets comprised in Seller Intellectual Property Rights or in the possession or control of the Purchased Companies or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business).

(e) Each Person who has created or invented any material Seller Intellectual Property Rights (with respect to the Business) has validly assigned in writing to the applicable Purchased Company or the Seller or any of their respective Subsidiaries, as applicable, all of such Person’s rights in the same that have not initially vested in a Purchased Company or the Seller or one of their respective Subsidiaries by operation of Law. No proprietary Software owned or purported to be owned by a Purchased Company or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business) included in the Seller Intellectual Property Rights that is distributed, licensed, conveyed or made available to other Persons and material to the Business as currently conducted contains or incorporates any “open source” or similar software in any manner that requires any proprietary source code of such Software to be licensed or made available to a third Person. No Person (other than those (i) working on behalf of the Purchased Companies or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business) and subject to reasonable confidentiality obligations or (ii) otherwise subject to fiduciary or statutory duties or other similar obligations regarding the protection of confidential information) has current possession of or the current or contingent right to access or possess any material proprietary source code of the Purchased Companies or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business) included in the Seller Intellectual Property.

(f) Except as would not be material to the Purchased Companies and their Subsidiaries taken as a whole, all IT Systems that are used in connection with the operation of the Business as currently conducted are (i) in good working order and condition and operate and perform in accordance with the applicable documentation, functional specifications and intended purposes, (ii) sufficient for the purposes for which it is used in connection with the Business and (iii) free of malware, viruses, vulnerabilities or other corruptants. None of the Purchased Companies or any of their respective Subsidiaries nor the Seller or any of its Subsidiaries have experienced any material defects in design, workmanship or material in connection with the use of IT Systems that are used in connection with the operation of the Business as currently conducted that have not been corrected. The Purchased Companies and their respective Subsidiaries and the Seller and its Subsidiaries take and, during the past three (3) years have taken, commercially reasonable measures to protect the confidentiality, security, integrity, redundancy and continuous operation of all IT Systems that are used in connection with the operation of the Business as currently conducted (and all Personal Data stored therein or processed thereby), and, during the past three (3) years, there have been no breaches, unauthorized access to, unauthorized use of or outage of same, except for those that were resolved without material liability or cost to any Purchased Company or any of their respective Subsidiaries or the Seller or any of its Subsidiaries or an obligation to notify any Person.

(g) The Purchased Companies’ and their respective Subsidiaries’ and the Seller’s and its Subsidiaries’ (with respect to the Business) practices with regard to the collection, dissemination and use of Personal Data are, and have been, in compliance in all material respects with all applicable Privacy Requirements. “Personal Data” means any information that is considered “personally identifiable information,” “personal information,” or “personal data” or defined similarly under applicable Laws pertaining to data privacy or data protection.

(h) Section 3.13(h) of the Schedules sets forth a complete and accurate list of all AI Technologies (as defined below) used in connection with the Business and developed by any Purchased Company or the Seller (with respect to the Business) or any of their respective Subsidiaries. The Purchased Companies and the Seller (with respect to the Business) and their respective Subsidiaries comply in all material respects with all applicable contractual obligations relating to AI Technologies and to any other commitments made by or on behalf of any Purchased Company or the Seller (with respect to the Business) or any of their respective Subsidiaries with regard to the use of AI Technologies. Neither of the Purchased Companies nor the Seller (with respect to the Business) or any of their respective Subsidiaries has used or employed any AI Technologies in a manner that would reasonably be expected to limit any Purchased Company’s or the Seller’s (with respect to the Business) or the applicable Subsidiary’s ownership of or confidentiality of or otherwise impair any Purchased Company’s or the Seller’s (with respect to the Business) or the applicable Subsidiary’s ability to use, commercialize, or otherwise exploit, any Seller Intellectual Property Rights (with respect to the Business) in any material respect. The Purchased Companies and their respective Subsidiaries and the Seller and its Subsidiaries (with respect to the Business) have complied with and do comply in all material respects with all applicable Laws and internal policies concerning the use of AI Technologies. “AI Technologies” means any and all (i) tools with generative artificial intelligence capabilities, including for the production of text, source code, images, audio, video and Data in response to user prompts and inputs and (ii) any and all other deep learning, machine learning, and other artificial intelligence technologies, including any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; (b) proprietary embodied artificial intelligence, Software, algorithms, models, and related hardware or equipment; and (c) other definitions under applicable Law or any Purchased Company’s or any of its Subsidiaries’ written policies, procedures or Contracts for “artificial intelligence,” “generative artificial intelligence,” “artificial general intelligence,” “large language model,” “foundation model,” “machine learning,” or any similar term.

Section 3.14 Contracts. Section 3.14 of the Schedules sets forth all written Contracts (except for purchase or service orders executed in the Ordinary Course of Business and not material in amount or nature, Company Plans, and Loans), to which, as of the date of this Agreement, any Purchased Company or any of its Subsidiaries is a party or by which it is bound, of the type described below (all Contracts of the type required to be set forth on Section 3.14 of the Schedules, collectively, the “Material Contracts”):

(a) all Contracts for the purchase or lease by any Purchased Company or any Subsidiary of vehicles, machinery, equipment or other personal property for use in the Purchased Companies’ business, involving consideration payable by any Purchased Company or any of its Subsidiaries in excess of $500,000 per annum, other than agreements entered into in the Ordinary Course of Business or with respect to which the applicable acquisition or disposition has been consummated and there are no ongoing material obligations of any Purchased Company or any Subsidiary thereof;

(b) all material license, sublicense or royalty contracts, relating to (i) rights granted by any Purchased Company or any of their respective Subsidiaries or Seller or any of its Subsidiaries (with respect to the Business) to a third party under the Seller Intellectual Property Rights (other than Permitted Liens and non-exclusive licenses granted such parties in the Ordinary Course of Business); and (ii) any Intellectual Property Rights licensed by a third party to any Purchased Company or any of their respective Subsidiaries or the Seller or any of its Subsidiaries (with respect to the Business) (other than non-exclusive licenses for commercially available Software for an annual license fee of no more than $100,000);

(c) all Contracts that limit the use, enforcement, registration or other exploitation of any Seller Intellectual Property Rights (with respect to the Business);

(d) all Contracts with suppliers that (i) contain a non-competition provision or exclusivity provision, (ii) contain “most favored nation” pricing terms or grant any right of first offer or right of first refusal, (iii) contain “take or pay” or “requirements” terms, (iv) contain any minimum purchase or minimum sale obligations in favor of the counterparty to such Contract or (v) non-solicitation provision, in each case, in favor of the applicable supplier;

(e) all Contracts under which the Seller or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness for borrowed money or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible (including any master repurchase agreements, warehouse facility agreements, loan agreements, and any other similar agreements) in an amount in excess of $5,000,000 (excluding Contracts evidencing trade payables made in the Ordinary Course of Business);

(f) all Contracts concerning the establishment or operation of a partnership, joint venture, strategic alliance or limited liability company, relating to any Purchased Company or any of its Subsidiaries;

(g) all purchase and sale or flow agreements entered into after December 31, 2023 for the acquisition or sale of Loans under which the Company Group or any of its Subsidiaries have actually purchased or sold more than $250,000,000 of Loans, solely to the extent any outstanding obligations (contingent or otherwise) remain under such agreements;

(h) all indentures, trust agreements, servicing agreements, sub-servicing agreements, warranty agreements, asset management agreements, note purchase agreements, indemnification agreements and custodial agreements entered into in connection with any securitization vehicles sponsored by the Purchased Companies or any of their Subsidiaries;

(i) any Contract for any single capital expenditure where outstanding amounts are in excess of $500,000;

(j) all Contracts for the acquisition, sale, assignment, transfer or other acquisition or disposition of any business or any material business division or unit of the Purchased Companies or any of their Subsidiaries (in a single transaction or a series of related transactions, whether by merger, sale of equity, sale of assets or otherwise) for aggregate consideration in excess of $5,000,000, in each case, entered into in the past four (4) years or under which the Purchased Companies or any of their Subsidiaries have any continuing liability, other than Contracts entered into in the Ordinary Course of Business (including master loan purchase agreements entered into with third party originators);

(k) all Contracts with Governmental Authorities;

(l) all Contracts with any supplier or vendor which involve the annual expenditure, in each case, if more than $250,000 in the aggregate;

(m) all Contracts for the purchase of loans from the top ten (10) unaffiliated third-party originators (as measured by the aggregate dollar amount of net loan transaction volume during the twelve (12) month period ending December 31, 2025); and

(n) all Contracts the termination of which would be material to the business of the Purchased Companies or any of its respective Subsidiaries.

Each Material Contract set forth in Section 3.14 of the Schedules is a valid and binding agreement of the applicable Purchased Company or one of its Subsidiaries, as the case may be, and is in full force and effect and enforceable against such Purchased Company or its applicable Subsidiary in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and to the Seller’s Knowledge, none of the Purchased Companies or any of their Subsidiaries have received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract. Except as set forth in Section 3.14 of the Schedules, none of the Purchased Companies, any Subsidiary party thereto or, to the Seller’s Knowledge, any other parties thereto, are in default under any of such Material Contracts and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a default, except for any such non-performance or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Purchased Companies and their Subsidiaries taken as a whole.

Section 3.15 Insurance. Section 3.15 of the Schedules sets forth all material policies of directors and officers, employee practice liability, crime, cyber, commercial general and umbrella liability, fiduciary liability and other forms of material insurance owned or held by the Purchased Companies and their Subsidiaries as of the date of this Agreement (the “Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Companies and their Subsidiaries, each of the Insurance Policies is in full force and effect (except for policies that have expired under their terms in the ordinary course of business). All premiums that are due and payable covering periods up to and including the Closing Date with respect to the Insurance Policies have been paid or will be paid in full when due. The Purchased Companies and their Subsidiaries are in compliance in all material respects with the terms and provisions of the Insurance Policies. No written notice of cancellation or termination has been received by any Purchased Company or its Subsidiaries with respect to any Insurance Policy. The representations and warranties set forth in this Section 3.15 do not apply to insurance maintained or provided in connection with any Company Plan or other employee benefit plan or arrangement and do not apply to property insurance policies in respect of “real estate owned” properties acquired by any Purchased Company or any of its Subsidiaries in foreclosure or similar proceedings in the Ordinary Course of Business.

Section 3.16 Real Property. Neither of the Purchased Companies nor any of their Subsidiaries owns nor has owned any real property (other than any real property owned by the Purchased Companies or any of their Subsidiaries solely as a result of or in connection with a foreclosure process under a loan agreement, including any “real estate owned” properties). Section 3.16 of the Schedules sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Purchased Companies or any of their Subsidiaries is a party or by which it is bound, in each case, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000 (each a “Material Lease,” and collectively the “Material Leases”). Except as set forth in Section 3.16 of the Schedules, (a) each Material Lease is valid and binding on the applicable Purchased Company or one of its Subsidiaries, as applicable, is in full force and effect, and is enforceable against such Purchased Company or its applicable Subsidiary in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and except as enforceability may be limited by the Enforceability Exceptions), (b) the applicable Purchased Company or one of its Subsidiaries has good, valid and marketable leasehold estate in all Leased Property, free and clear of all Liens except Permitted Liens, and (c) none of the Purchased Companies, any Subsidiary thereof party thereto or, to the Seller’s Knowledge, any other parties thereto, are in material default under any Material Lease. During the past three (3) years, neither of the Purchased Companies nor any of their Subsidiaries has received notice of any material default under any Material Lease.

Section 3.17 Title to Assets. Each of the Purchased Companies and their Subsidiaries is the true and lawful owner of, and has good title to, or leases pursuant to valid and enforceable leases, all of its tangible assets and properties (including those reflected on the Recent Balance Sheet, but excluding any such tangible assets and properties sold, consumed, or otherwise disposed of in the Ordinary Course of Business since the Recent Balance Sheet Date) as is used in the business of such Purchased Company or such Subsidiary or otherwise necessary to permit the use and enjoyment of such tangible assets and properties, taken as a whole, substantially in the manner such tangible assets and properties are now utilized by the Purchased Companies, free and clear of all Liens, except for Permitted Liens, except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Companies and their Subsidiaries taken as a whole. All properties and tangible assets used in the operation of the business of the Purchased Companies and their Subsidiaries are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the business of the Purchased Companies and their Subsidiaries and are usable in a manner consistent with their current use, except for Permitted Liens, except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Companies and their Subsidiaries taken as a whole.

Section 3.18 Related Party Transactions. Except as set forth in Section 3.18 of the Schedules, none of the Purchased Companies nor any of its Subsidiaries’ direct or indirect equityholders, members or current or former directors, officers or employees is involved in any business arrangement or relationship with any Purchased Company or its Subsidiaries (other than employment, consulting or other compensatory arrangements, including the Company Plans), and none of any Purchased Company’s nor any of its Subsidiaries’ direct or indirect equityholders, members, directors, or officers owns any property or right, tangible or intangible, which is used by any Purchased Company or any of its Subsidiaries.

Section 3.19 Brokers. Except as set forth in Section 3.19 of the Schedules, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from any Purchased Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated under this Agreement based on any Contract or arrangement made by any Purchased Company or any of its Subsidiaries.

Section 3.20 Investment Adviser. None of the Purchased Companies nor any of their Subsidiaries are serving or acting as an investment adviser pursuant to the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or are or were required by applicable Law to register thereunder.

Section 3.21 Plan Assets. Neither (x) the Purchased Companies nor (y) any operating Subsidiary of the Purchased Company constitute “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any “benefit plan investor,” within the meaning of Section 3(42) of ERISA, or constitutes (or has constituted) the assets of a Governmental Plan under applicable Law. Neither of the Purchased Companies nor any of their Subsidiaries have engaged in any conduct that would have the effect of rendering any of the Purchased Companies or any of their Subsidiaries (y) ineligible to rely on U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, amended, by reason of Section I(g) thereof, or (z) a “fiduciary” under Section 3(21)(A) of ERISA, Section 4975(e)(3) of the Code (except, solely in the case of any structured finance or asset backed or mortgage-backed securitization intended to qualify for one or more “underwriters’ exemption” issued by the Department of Labor (see, e.g., Prohibited Transaction Exemption 2007-05, as amended in 2013 at 78 Fed. Reg. 41090), where such Purchased Company or Subsidiary could be argued to act in such a capacity, but where such transaction is otherwise structured and conducted in accordance with such exemption).

Section 3.22 Backbook Acquisition. As of the date of this Agreement, (i) other than the Backbook Acquisition Agreements, no Contract between Titan RR or its Affiliates and the Purchased Companies creates or imposes (or will, upon consummation of the Backbook Acquisition, create or impose) any obligation, Liability or Lien on or with respect to the Purchased Companies or any of their Subsidiaries or any of their respective assets; (ii) other than any conditions set forth in the Backbook Acquisition Agreements, the consummation of the Backbook Acquisition will not require any consent, waiver or approval of, or notice to, any Person that has not been obtained or given; (iii) other than as set forth in the Backbook Acquisition Agreements, the Backbook Acquisition will not result in the transfer, assignment or encumbrance of any asset, Contract, Permit or right that is or will be allocated to the Purchased Companies or their Subsidiaries pursuant to the Plan of Division or this Agreement and (iv) neither the execution and delivery of, nor the performance of obligations under, any Backbook Acquisition Agreement will conflict with or result in a breach of, or require any consent under, any Contract to which any Purchased Company or any of its Subsidiaries is or will be a party.

Section 3.23 No Other Representations or Warranties. Except as expressly set forth in this Article III and the certificate delivered pursuant to Section 7.2(b), neither of the Purchased Companies nor any other Person on behalf of the Purchased Companies has made or makes any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to itself, the Purchased Companies, or any of their respective Affiliates or Subsidiaries, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available (including by way of any documents, information or materials included or referred to in the Data Room, in any management presentation or otherwise), or statement made, by the Purchased Companies, any of their Subsidiaries, any of their respective Affiliates, or any of their respective directors, managers, officers, partners, employees, agents, advisors or representatives in connection with the transactions contemplated herein, and any such other representations or warranties are hereby expressly disclaimed. Purchaser has had access to and the opportunity to review all of the documents in Data Room. For purposes of this Article III, other than with respect to the Financial Statements, all representations and warranties with respect to Toorak Capital Partners LLC prior to the Statutory Division shall only be deemed to address assets, Contracts, liabilities and other items that will be attributable to Toorak Capital Partners II LLC after the Statutory Division and in no event shall any such representations or warranties be deemed to address assets, Contracts, liabilities and other items that will be attributable to Toorak Capital Partners I LLC after the Statutory Division.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

Section 4.2 Authorization. Seller has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action, and no other organizational, member or equityholder action on the part of Seller or its members is necessary to authorize the execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been (or, with respect to each other Transaction Document to which Seller will be a party, will be at or prior to Closing) duly and validly authorized, executed and delivered by Seller and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Purchaser, this Agreement constitutes (and each other Transaction Document to which Seller will be a party when so executed and delivered will constitute) a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.3 No Conflicts; Consents. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the organizational documents of Seller; (b) conflict with or violate any applicable Law in any material respect; (c) conflict with, violate, or result in a breach (with or without the lapse of time, the giving of notice or both) of, constitute a default (with or without the lapse of time, the giving of notice or both) under, result in the loss of any right or benefit under, require a consent or waiver under, give rise to the creation of any Lien (other than Permitted Liens) under, any Contract to which Seller is a party or by which it or any of its assets or properties is bound, or result in the acceleration of, or permit any Person to terminate, modify, cancel or declare due and payable prior to its stated maturity, any Indebtedness of Seller or its Subsidiaries, except as, in each case, would not reasonably be expected to prohibit or materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement; or (d) require any consent, approval, authorization, order or filing with or notification to any Governmental Authority, except in the case of this clause (d) for (i) filing and recordation of appropriate division documents as required by the DLLCA (including the Certificate of Division), (ii) any filings and approvals set forth in Section 3.3, Section 4.3 and Section 7.1(b) of the Schedules, and (iii) those the failure of which to make or obtain would not reasonably be expected to (x) be material to the Seller and its Subsidiaries taken as a whole and (y) prohibit or materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4 Ownership of Purchased Interests. As of the Statutory Division, Seller will be the sole record and beneficial owner of, and will have good, valid and marketable title to, the Purchased Interests, free and clear of all Liens (other than restrictions arising under applicable federal and state securities Laws). Upon consummation of the Closing and payment of the Purchase Price in accordance with this Agreement, Purchaser will receive good and valid title to the Purchased Interests, free and clear of all Liens (other than restrictions arising under applicable federal and state securities Laws). Except as set forth on Section 4.4 of the Schedules, Seller is not a party to any option, warrant, purchase right or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Purchased Interests (other than this Agreement). Except as set forth on Section 4.4 of the Schedules, Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Purchased Interests.

Section 4.5 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.6 Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, threatened in writing against Seller which would reasonably be expected to prohibit or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement prior to the Outside Date.

Section 4.7 Benefit Plan Investor. The Seller is not, nor is it acting on behalf of, a “benefit plan investor,” within the meaning of Section 3(42) of ERISA, or a Governmental Plan.

Section 4.8 Company Assets. Except as set forth on Section 4.8 of the Schedules, immediately following the consummation of the Pre-Closing Transactions, none of Seller, its Subsidiaries or its Affiliates (which are not the Purchased Companies and their Subsidiaries) will own any material assets, liabilities or property of the Purchased Companies or their Subsidiaries, or employ any employees of the Purchased Companies or their Subsidiaries, and will not be party to any material Contract that primarily relates to the Business. As of immediately prior to the Closing, the Purchased Companies will hold all assets, properties, Contracts, Permits, rights, interests, resources and other tangible and intangible assets that are necessary and sufficient, in all material respects, for the conduct of the Business as conducted as of the date of this Agreement, including all assets, Contracts and rights required to be contributed pursuant to Section 6.10; it being understood and agreed that certain assets, services, rights or resources will be provided to or made available by the Purchased Companies or their Subsidiaries to Seller and its Subsidiaries and/or Affiliates pursuant to the Transaction Documents (including the US Loan Administration Agreement and the UK Loan Administration Agreement, as long as such agreements have been entered into and remain in effect).

Section 4.9 No Other Representations or Warranties. Seller acknowledges that neither Purchaser nor any of its Affiliates, representatives or any other Person has made any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to Purchaser or any of its Affiliates or the accuracy or completeness of any information regarding Purchaser, other than the representations and warranties of Purchaser expressly set forth in this Agreement, and any such other representations or warranties are hereby expressly disclaimed by Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser hereby represents and warrants to the Seller as follows:

Section 5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Purchaser has delivered or made available to the Seller true and complete copies of its certificate of formation (and all amendments thereto) and limited liability company agreement (as currently in effect).

Section 5.2 Authorization. Purchaser has the power and authority to execute and deliver this Agreement and each other Transaction Document to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action (including any required member or equityholder approvals) and no other limited liability company, member or equityholder action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement and each other Transaction Document by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been (or, with respect to the other Transaction Documents to which Purchaser will be a party, will be at or prior to Closing) duly and validly authorized, executed and delivered by Purchaser and, assuming that this Agreement has been duly and validly authorized, executed and delivered by the Seller, this Agreement constitutes (and each other Transaction Document to which Purchaser will be a party when so executed and delivered will constitute) a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document, and each of the other transactions contemplated hereby and thereby will not (i) contravene any provision contained in Purchaser’s governing documents, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both), result in the loss of any right or benefit under, require a consent or waiver under or give rise to the creation of any Lien (except for the Permitted Liens) under (x) any Contract or (y) assuming satisfaction of the requirements set forth in Section 5.4 below, any judgment, Law or other restriction of any Governmental Authority, in each case, to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of Purchaser, except, in each case, for such violations, breaches, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated hereby.

Section 5.4 No Consents. Except for (i) filing and recordation of appropriate division documents as required by the DLLCA, (ii) filings and approvals set forth in Section 5.4 of the Schedules, and (iii) those notices, filings, authorizations, registrations, consents or approvals the failure of which to make or obtain would not reasonably be expected to (x) be material to the Purchaser and its Subsidiaries taken as a whole and (y) prohibit or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

Section 5.5 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Purchaser, threatened in writing against Purchaser which would reasonably be expected to prohibit the consummation by Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents prior to the Outside Date.

Section 5.6 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.7 Financial Ability. Purchaser shall have at the Closing sufficient immediately available funds to pay the Purchase Price and to make all other payments required by the terms hereof to be made by Purchaser at the Closing (including all payments contemplated by Section 2.4), to pay all related fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

Section 5.8 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated by this Agreement, and assuming the representations and warranties of Seller in Article III and Article IV are true, correct and complete in all material respects, (a) the Purchaser and the Purchased Companies (and their successors and assigns) will be Solvent and (b) the Present Fair Saleable Value of the assets of the Purchaser and the Purchased Companies will exceed their debt. For purposes of this Agreement, “Solvent” when used with respect to the Purchaser or the Purchased Companies (or their respective successors and assigns), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of their assets will, as of such date, exceed all of their Liabilities, contingent or otherwise, as of such date, (ii) the Purchaser and the Purchased Companies will not each have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or will be engaged and (iii) the Purchaser and the Purchased Companies (or their respective successors and assigns) will be able to pay their respective debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by the Purchaser and the Purchased Companies and the timing of and amounts of cash to be payable on or in respect of their indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent,” (A) “debt” means Liability on a “claim” and (B) “claim” means (1) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

Section 5.9 No Other Representations or Warranties. Except as expressly set forth in this Article V and the certificate delivered pursuant to Section 7.3(b), neither Purchaser nor any other Person on behalf of Purchaser has made or makes any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to Purchaser or any of its Affiliates or Subsidiaries, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success, including in respect of the correctness, accuracy or completeness of any information made available, or to be furnished or made available, or statement made, by the Purchaser, any of its Subsidiaries, any of its Affiliates, or any of their respective directors, managers, officers, partners, employees, agents, advisors or representatives in connection with the transactions contemplated herein, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Access and Information.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Purchaser shall be entitled to reasonable access to the Purchased Companies and their Subsidiaries, including officers, employees, books, records, Contracts and properties, during normal business hours and upon reasonable advance written notice (email being sufficient), and the Seller shall cooperate with any such reasonable requests for access to the extent such access does not unreasonably interfere with the operations, activities and employees of the Seller and its Subsidiaries. The foregoing access rights shall not include the right to (i) take any samples or conduct any invasive environmental reviews or investigations, (ii) have access to any information the disclosure of which is restricted by Contract or applicable Law or which could result in the waiver of any privileges, (iii) have any access prohibited by the terms of a lease for Leased Property, (iv) require the Seller, its Subsidiaries or any of their Affiliates to contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, (v) require the Seller, its Subsidiaries or any of their Affiliates to provide access to any information to the extent related to the sale process conducted by the Seller or any of its Affiliates vis-à -vis any Person other than Purchaser and its Affiliates, or the Seller’s or any of its Affiliates’ (or its or their representatives or advisors) evaluation of the business of the Seller and its Subsidiaries in connection therewith; (vi) require the Seller to disclose any information that the Seller reasonably determines, upon advice of outside counsel, should not be disclosed due to its competitively sensitive nature or (vii) other than actions expressly required by the Transaction Documents, require the Seller, its Subsidiaries or any of their Affiliates to take any action that would cause a material disruption to the business of the Seller; provided, in each case, that the Seller or its Subsidiaries, as applicable, will attempt in good faith to make such alternative arrangements as may be reasonably necessary to provide the relevant information in a way that would not risk waiver of any privileges or contravention of any Law or

Contract. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to Purchaser or any of its representatives if such disclosure would, in the Seller’s reasonable discretion, (x) jeopardize any privilege, including any attorney-client or other legal privilege, (y) conflict with any confidentiality obligations by which the Seller is bound or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (all of (x), (y) and (z) in the disclosing parties reasonable discretion, the “Disclosure Exemptions”). Purchaser and its representatives and agents shall not contact or hold discussions with known suppliers, vendors, distributors, customers, lessors, lenders, borrowers, origination partners, consultants, equityholders, directors, officers, or employees of the Seller or its Subsidiaries without the prior written consent of the Seller and, in any event, only with the participation of the representatives of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), in each case, solely regarding the Seller or the transactions contemplated by this Agreement (it being understood that the foregoing shall not prohibit any contact or communication in the ordinary course of business of Purchaser and Purchaser Parent).

(b) All information disclosed, whether before, on or after the date of this Agreement, pursuant to this Agreement or any of the Transaction Documents in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Purchaser (or its representatives or Affiliates) shall be kept confidential by such Persons in accordance with that certain letter agreement dated July 31, 2025 by and between the Seller and Purchaser (the “Confidentiality Agreement”), the term of which is hereby extended to the date that is one (1) year from the date of this Agreement, and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date of this Agreement, and only if the Closing shall occur, the Confidentiality Agreement will automatically terminate at the Closing.

(c) Neither the Seller nor any other Person makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 6.1, and Purchaser may not rely on the accuracy of any such information, in each case, other than as expressly set forth in the Seller’s representations and warranties contained in Article III.

(d) For seven (7) years following the Closing Date, Purchaser shall use, and shall cause the Purchased Companies and their Subsidiaries to use, upon reasonable prior written notice by the Seller to Purchaser, commercially reasonable efforts to make available (in a manner that does not unreasonably interfere with the operations of Purchaser, Purchaser Parent or their Subsidiaries and during normal business hours) to the Seller and its accountants, agents and representatives any and all books, records, Contracts and other information of the Seller and its Subsidiaries existing at the Closing to the extent reasonably requested by the Seller, or to the extent necessary for any regulatory or tax reporting purposes in response to a request from a Governmental Authority; provided that none of Purchaser, Purchaser Parent, the Purchased Companies or their Subsidiaries shall be obligated to share any information that constitutes a Disclosure Exemption. Purchaser will use commercially reasonable efforts to cause the Purchased Companies to hold all of the books and records of the Seller and its Subsidiaries existing on the

Closing Date and not destroy or dispose of any thereof until the expiration of the seventh (7th) anniversary of the Closing Date. Notwithstanding the foregoing, in lieu of retaining any specific books and records, Purchaser may offer in writing to the Seller to deliver such information to the Seller and, if such offer is not accepted within thirty (30) days, the offered books and records may be disposed of at any time.

Section 6.2 Conduct of Business by the Purchased Companies. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except as (i) otherwise contemplated or provided herein (including the Pre-Closing Transactions, and/or the pre-payment of the Indebtedness under the Note Purchase Agreement, and any related activities undertaken for purposes thereof), (ii) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) set forth in Section 6.2 of the Schedules, (iv) required by applicable Law, or (v) expressly required by the Pre-Closing Transaction Documents, the Seller will and will cause each of the Purchased Companies and their Subsidiaries to, conduct its respective operations only in the Ordinary Course of Business and in compliance with all applicable Laws in all material respects. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, the Seller shall, and shall cause the Purchased Companies and their respective Subsidiaries to:

(a) not amend its respective organizational documents or other governance documents;

(b) not incur any Indebtedness for borrowed money (including entering into any new any warehouse, repurchase, credit or similar financing facilities), other than pursuant to the Current Warehouse Facilities;

(c) not affirmatively waive any claims or rights with a value to the Purchased Companies or their Subsidiaries, individually or in the aggregate, in excess of $2,000,000 and that are recorded as receivables on the Financial Statements;

(d) not merge or consolidate with, or purchase material assets of, or otherwise acquire the business of, any Person outside the Ordinary Course of Business;

(e) not sell, transfer, lease or otherwise dispose of any material assets, or subject any material assets to a Lien (other than a Permitted Lien), in each case, other than in the Ordinary Course of Business (which such Ordinary Course of Business shall include, for the avoidance of doubt, (i) selling, transferring, or otherwise disposing of any Loans and/or (ii) selling, transferring, or otherwise disposing any real estate assets acquired by the Purchased Companies or its Subsidiaries in connection with a foreclosure or similar proceeding, including “real estate owned” properties);

(f) not sell, transfer, assign, fail to maintain, encumber, license, abandon, permit to lapse, convey or otherwise dispose of any material Seller Intellectual Property Rights (with respect to the Business), except for non-exclusive licenses granted in the Ordinary Course of Business or the expiration, cancellation or lapse of the registration or issuance of any Seller Intellectual Property Right (with respect to the Business) at the end of its statutory term;

(g) not make any materially adverse change to any of their privacy policies or to the operation or security of any IT Systems owned or controlled by the Purchased Companies or any of their respective Subsidiaries or the Seller or any of their respective Subsidiaries (with respect to the Business), except as required by Law;

(h) not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (excluding, for the avoidance of doubt, such actions taken in the Ordinary Course of Business);

(i) maintain its books of account and records consistent with its past practice in all material respects;

(j) not change its fiscal year;

(k) not issue any membership units or other ownership interests or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued membership units, or its other equity securities, if any, or grant any unit or stock appreciation or similar rights (other than repurchases of membership units or capital stock from employees, officers, directors, consultants or other service providers), excluding issuances under any equity incentive plans maintained by the Seller or any of its Subsidiaries (other than the Purchased Companies and their Subsidiaries);

(l) not make, revoke or change any Tax election or accounting method (other than in the Ordinary Course of Business), file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to any Tax Liability, claim or assessment, or settle any material Tax claim or assessment relating to the Seller or any of its Subsidiaries, except, in each case, (i) as required under applicable Tax Law upon advice from the Seller’s Tax advisors or (ii) as would not be material to the Purchased Company and their Subsidiaries (taken as a whole);

(m) not make any U.S. federal, state, or local tax elections with respect to Toorak Capital Partners II LLC (including, for the avoidance of doubt, by filing Form 8832 with the IRS) without obtaining the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed);

(n) except (A) as required by applicable Law or Company Plan that has been disclosed to Purchaser on Section 3.12(a) of the Schedules, (B) for normal increases in base salary for any employee of the Purchased Companies or their respective Subsidiaries whose annualized base salary is no more than $200,000 (immediately prior to and following the increase) in the Ordinary Course of Business, (C) for the payment of annual bonuses, or (D) for the payment of other bonuses the cost of which will be included in Transaction Expenses, (i) not increase the compensation or benefits (other than in connection with the annual renewal of benefits) payable to any current or former officer, director, employee or individual service provider of the Purchased Companies or its Subsidiaries; (ii) agree to provide to any current or former officer, director, employee or individual service provider of the Purchased Companies or its Subsidiaries any severance or termination payments, (iii) accelerate or take any action to accelerate the vesting or payment, or fund or in any way secure the payment of compensation or benefits under any Company Plan or otherwise, or (iv) hire, replace, engage or terminate (other than for cause or permanent disability) the employment or engagement of any individual with an annualized base compensation exceeding $200,000;

(o) not obtain, apply for or file for any new state or local licenses, Permits, or authorizations necessary to conduct business-purpose mortgage origination, servicing, purchasing, holding, brokering, or table funding activities that are not listed on Section 3.7(g) of the Schedules, except for any ordinary course renewal or extension of such a license, Permit, or authorization listed on Section 3.7(g) of the Schedules;

(p) not adopt, establish, terminate or materially amend any Company Plan or any plan, agreement, policy, trust or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, other than amendments (A) pursuant to annual open enrollment in the Ordinary Course of Business, (B) required to comply with applicable Law or (C) to maintain the tax-qualified status of any Company Plan;

(q) not make any material change to its financial accounting methods, practices, policies or principles, except as required by a change in GAAP or in applicable Law;

(r) not make or commit or authorize any commitment to make any capital expenditures in excess of $500,000 in the aggregate, other than any capital expenditure in respect of software development incurred by the Company in the Ordinary Course of Business;

(s) not (i) amend or waive rights, under any Material Contract, in either case, in a manner materially adverse to the Purchased Companies or its Subsidiaries, taken as a whole, (ii) voluntarily terminate or cancel any Material Contract or (iii) enter into any Contract that if in effect on the date of this Agreement would be a Material Contract (and after entry thereof, take actions that would otherwise be restricted by the preceding clause (i)), in each case, other than in the Ordinary Course of Business (including entering into master loan purchase agreements with third party originators) or the automatic renewal or extension of any Material Contract pursuant to its terms;

(t) not settle or compromise any Action against any Purchased Company or any of its Subsidiaries, other than (i) settlements or compromises of any Action arising out of or relating to any Loan or Loan-related activities in the Ordinary Course of Business, and (ii) settlements or compromises of any Action where the amount paid by the Purchased Companies (or any Subsidiary) in settlement or compromise does not exceed $250,000 individually or $1,000,000 in the aggregate and that contain no material adverse restrictions binding on the Purchased Companies or their Subsidiaries after the Closing;

(u) not implement or announce a plant closing, mass layoff or any other action which would trigger the notice requirements of the WARN Act;

(v) not voluntarily recognize any labor union, works council, or other employee representative body, or enter into any collective bargaining agreement or other labor union contract;

(w) not make any payment towards Transaction Expenses or pursuant to Section 6.4(b) or Section 6.4(c) following the delivery of the Estimated Closing Statement;

(x) not cancel or allow to terminate or lapse any Insurance Policy unless if simultaneously with such cancellation, termination or lapse, replacement coverage equal to or greater than the existing coverage is in full force and effect with no gap in coverage; and

(y) not agree or commit to do any of the foregoing referred to in clauses (a)-(x) of this Section 6.2.

For the avoidance of doubt, nothing contained in this Agreement shall give Purchaser or any of its Affiliates the right to control or direct the operations of the Seller or its Subsidiaries prior to Closing. Notwithstanding anything to the contrary in this Section 6.2, none of the restrictions or any of the consent or approval rights of Purchaser set forth in this Section 6.2 shall apply to any action, omission, waiver, settlement, disposition, financing or other matter to the extent it relates exclusively to the assets to be retained by Toorak Capital Partners I LLC in the Plan of Division or to be sold pursuant to the Backbook Acquisition.

Section 6.3 Governmental Filings and Authorizations.

(a) Each party hereto shall make the appropriate, accurate and complete filings to obtain all consents, approvals, orders, authorizations, clearances, non-objections (collectively, “Governmental Approvals”) of Governmental Authorities governing lending, credit, mortgage agency or brokerage, sales finance, servicing, debt collection, or other loan related activity in the various states in which the Seller or any of its Subsidiaries operates or maintains a Permit and which Governmental Approvals are or may be necessary, advisable or desirable to consummate the transactions contemplated under this Agreement as promptly as practicable (and, in respect of the Required Regulatory Approvals, such filings shall be made as promptly as reasonably practicable following the date of this Agreement unless required by Law to be made at a later date). Without limiting the generality of the foregoing, the Seller shall use commercially reasonable efforts to, within ten (10) Business Days following execution of this Agreement, submit or cause to be submitted all change-of-control notifications, applications, and filings required under state mortgage licensing laws in connection with the transactions contemplated under this Agreement and identified in Section 7.1(b) of the Schedules. The Seller shall provide Purchaser with copies of all such notifications, applications and filings two (2) Business Days in advance of submission and shall keep Purchaser reasonably informed of the status of all such filings, including by providing copies of all correspondence with regulatory authorities within two (2) Business Days of receipt. Each party hereto shall promptly inform the other parties of any material substantive communication (whether oral or written) made to, or received by, such party (or any of their Affiliates) from any Governmental Authority regarding any of the transactions contemplated under this Agreement, and promptly provide a copy of any such written communication to the other parties. Each Party shall timely pay its own filing fees, costs, or expenses assessed in connection with any mortgage licensing change of control filings, applications, or notifications required under state law, including but not limited to fingerprinting fees, background check fees, application fees, and examination fees.

(b) Each party shall, upon request of the other parties, furnish such other party with all documentation concerning the party, its controlled Affiliates, and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of the other parties to any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents. The Seller shall, upon request of Purchaser, furnish Purchaser with all documentation concerning the Seller or its Affiliates, and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of Purchaser or its Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents.

(c) All substantive analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated under this Agreement shall be disclosed to the other parties hereunder in advance of any substantive filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings or discussions, presentations, memoranda, briefs, filings, arguments, and proposals. With respect to any filings, applications, or submissions relating to mortgage licensing change of control matters or any other Governmental Approvals that are conditions to Closing under Section 7.1, the Seller shall provide Purchaser with drafts of all such filings, applications, or submissions at least five (5) Business Days prior to submission (or other shorter period as may be required by applicable Law or regulatory deadline), and shall consider in good faith and incorporate all reasonable comments provided by Purchaser. Each party shall give sufficient notice to the other parties with respect to any substantive meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in order to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact to the extent permitted by applicable Law and the applicable Governmental Authority. With respect to any meetings, discussions, or communications with state mortgage licensing authorities regarding change of control matters, the Seller shall provide Purchaser with at least five (5) Business Days’ advance notice (or such shorter period as circumstances reasonably require), and Purchaser shall have the right to have its representatives participate in any such meetings or discussions to the extent permitted by the applicable regulatory authority. The Seller shall not agree to any conditions, restrictions, or limitations on the licenses being transferred without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.3 shall require any party to provide access to, or disclose any information to, another party if such access or disclosure, in the good faith reasonable belief of the disclosing party, (i) would cause significant competitive harm to the disclosing party if the transactions contemplated under this Agreement are not consummated, (ii) would result in the waiver of any legal privilege, (iii) would be in violation of applicable Laws (including any applicable Competition/Investment Laws) or the provisions of any agreement to which the disclosing party is a party, or (iv) concerns Purchaser’s valuation of the Seller; provided that in any such event, the disclosing party shall use its commercially reasonable efforts to cause such information or the greatest portion thereof to be provided in a manner that complies with this

Section 6.3. Notwithstanding the foregoing, the Seller shall provide Purchaser with all information reasonably necessary for Purchaser to evaluate the status and likelihood of success of obtaining all Required Regulatory Approvals and Governmental Approvals, and shall provide Purchaser’s mortgage regulatory counsel with access to the Nationwide Multistate and Licensing System accounts of the licensed entities within two (2) calendar days after the execution of this Agreement.

Section 6.4 Further Assurances; Certain Actions.

(a) Upon the terms and subject to the conditions herein, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 6.3 and Section 6.11, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; and (ii) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Authorities); provided that without Purchaser’s consent, the Purchased Companies shall not offer or grant (or otherwise through actions by Seller or its other Affiliates be responsible for) any accommodation (financial or otherwise) to any third party in connection therewith that would be binding upon the Purchased Companies after the Closing; provided, further, that the legal, operational and administrative costs of seeking such consents shall be borne by Seller.

(b) At or prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, take such actions as are necessary to repay all outstanding Notes (including all accrued and unpaid interest thereon and any applicable make-whole amounts) and any other Indebtedness for borrowed money of the Purchased Companies or their Subsidiaries and terminate the Note Purchase Agreement and any other agreements evidencing such repaid Indebtedness and release all Liens on collateral securing the Notes or such other Indebtedness at the Closing, and satisfy any conditions required thereof, including delivery of a notice of prepayment to the holders of the Notes and such officer’s certificate or other instruments, in each case, required by the Note Purchase Agreement or such other Indebtedness in accordance with the terms and conditions thereof. The Seller may satisfy the foregoing repayment, release and termination requirements by means of customary payoff letters and flow-of-funds arrangements at the Closing, including through the application of proceeds available at the Closing consistent with the provisions of Section 2.4(iii). At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to Purchaser any termination statements, payoff letters, prepayment notices, funds flow/wire confirmations or other releases reasonably necessary to evidence the repayment of such Indebtedness (which may be implemented by the application of proceeds at Closing), the termination of the Note Purchase Agreement and any other agreements evidencing such repaid Indebtedness and the release of (or authorization to release) all Liens on collateral securing the Notes or such other Indebtedness, in each case, in form and substance reasonably satisfactory to Purchaser; provided that Seller shall provide drafts of the foregoing documents to Purchase at least three (3) days prior to Closing. As soon as reasonably practicable following the Closing (and in any event within five (5) days thereafter), the Seller shall cause to be filed UCC-3 termination statements (or equivalent instruments under applicable Law) with respect to all financing statements filed against the Purchased Companies or any of their Subsidiaries or their respective assets in connection with the Notes or any other Indebtedness that has been repaid or discharged pursuant to this Agreement, and shall provide Purchaser with evidence of such filings promptly following the filing thereof (other than any Current Warehouse Facilities that continue to remain in effect as contemplated by Section 6.11(a)). Seller shall bear all fees, costs and expenses related to the repayment of the Notes and any other Indebtedness pursuant to this Section 6.4(b).

(c) Prior to the delivery of the Estimated Closing Statement, the Seller shall, and shall cause its Subsidiaries (including the Purchased Companies and their Subsidiaries) to, declare and pay, distribute or transfer to the Seller or one or more Subsidiaries of the Seller that are not Purchased Companies an amount of Cash held by the Purchased Companies and their Subsidiaries, determined in good faith by the Seller (taking into account the short term Cash needs of the Purchased Companies) that is intended to ensure that, as of the Measurement Time, the Purchased Companies have an amount of Cash that is equal to one million dollars ($1,000,000).

Section 6.5 Public Announcements. Except as otherwise set forth in this Agreement or to the extent of information that has been previously publicly announced in accordance with this Section 6.5, the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated under this Agreement (including the existence hereof and the identities of the parties hereto, but excluding any transaction or matters taking place after the Closing) to any Person shall be mutually agreed upon in advance by Purchaser and the Seller; provided, that (a) each party hereto and Purchaser Parent may make any such announcement which it in good faith believes is required by Law or any applicable securities exchange rules or regulations or ordinary course communications with investors, employees and other business partners that are consistent with the foregoing; provided, however, that, notwithstanding the foregoing, each such announcing party shall use its commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent reasonably practicable and permissible under applicable Law, and shall in any event promptly provide the other parties with copies of any such announcement (and consider any comments in good faith), (b) the Seller’s institutional investors and their respective Affiliates may identify the Seller as a former portfolio company and indicate that it was sold to Purchaser on their investors’ websites, in their marketing materials and in their press releases; provided that with respect to this clause (b), no such materials, press releases, announcements or other communications shall name Purchaser or any of its Affiliates without the prior written consent of Purchaser and (c) each party hereto and their respective Affiliates may make internal announcements and send announcements to any general or limited partners or potential limited partners regarding the Seller or the transactions contemplated under this Agreement with their current and prospective members, partners, investors, directors, managers, limited or general partners, equityholders, officers, employees, agents, counsel, advisors or other representatives, including outside legal counsel, accountants, financial advisors and insurers, as applicable, in each case, who have an obligation to (or, in the case of employees, have been instructed to), keep such information confidential. For the avoidance of doubt, each party hereto and its representatives shall be permitted to make statements or communications to advisors with a need to know the information contained in such statements or communications without the consent of the other party, provided that (i) such information has been publicly disclosed by the other party or (ii) such Persons are subject to confidentiality obligations with respect thereto, and to counterparties to Contracts, customers and suppliers of each party,

Purchaser Parent, and their Subsidiaries with a need to know the information contained in such statements or communications after reasonable consultation with the other party. Further, each party shall have the right to discuss this Agreement and the transactions contemplated under this Agreement with its Affiliates and existing and prospective advisors, accountants, auditors and insurance providers, in each case, who have an obligation to keep such information confidential, provided that such information has been publicly disclosed by the other party. In addition, and notwithstanding anything to the contrary in this Section 6.5, (x) the prior consent of the other party shall not be required for any disclosure by a party or its Affiliates that is made in connection with any litigation, arbitration, regulatory proceeding or other legal process arising after the Closing, or any filing, report or other disclosure required by applicable Law, any Governmental Authority or any applicable securities exchange in connection with any ongoing or post-Closing obligations (including any court filing, regulatory submission, or public disclosure required to be made on a periodic or current basis) and (y) each party hereto, Purchaser Parent and their Representatives shall be permitted to discuss this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the terms hereof and thereof, with its and their Affiliates’ bankers, advisors, actual and potential financing sources, direct and indirect equityholders and investors, and employees, and with existing and prospective purchasers of Loans or of assets, businesses or Subsidiaries (including in connection with prospective future flow arrangements), in each case without the prior written consent of any other party hereto.

Section 6.6 Employee Benefits.

(a) For a period of at least one (1) year following the Closing Date, but not beyond the date on which a Continuing Employee’s (as defined below) employment with the Seller or any of its Subsidiaries terminates (the “Continuation Period”), Purchaser shall, or shall cause one of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) to, provide to each individual employed by the Seller or any of its Subsidiaries immediately prior to the Closing (each, a “Continuing Employee”) (i) the base salary or hourly wages and annual target cash bonus opportunities that are, in each case, no less than those provided to the Continuing Employee immediately prior to the Closing and (ii) all other employee benefits (excluding defined benefit pension, retiree welfare benefits, equity, equity-based and change in control, retention or other one-off awards) that are, in the aggregate, substantially similar to the employee benefits provided to the Continuing Employee immediately prior to the Closing. Nothing herein shall prevent Purchaser or any of its Affiliates (including, after the Closing, the Seller or any of its Subsidiaries) from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 6.6(a), Purchaser shall, or shall cause its Affiliates (including, after the Closing, the Seller and its Subsidiaries) to, provide severance pay to each Continuing Employee that is terminated during the Continuation Period that is no less than the severance pay that would be provided by the Seller or its Subsidiaries to such Continuing Employee under the Company Plans set forth in Section 3.12(a) of the Schedules as in effect on the date of this Agreement.

(c) With respect to any employee benefit plan, policy, program or arrangement of Purchaser or any of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) that is maintained for the benefit of any Continuing Employee (each, a “Parent Plan”), Purchaser shall, or shall cause one of its Affiliates to credit each Continuing Employee with all service with the Seller and its Subsidiaries (and their respective predecessors) for all purposes, including without limitation, for purposes of eligibility, vesting, level of benefits and benefit accruals (other than benefit accruals under a defined benefit pension plan); provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits and such service shall only be recognized to the same extent and for the same purpose as such service was recognized under the analogous Company Plan.

(d) Without limiting the other provisions of this Section 6.6, with respect to each Parent Plan that provides health and welfare benefits to Continuing Employees following the Closing Date, to the extent applicable, Purchaser shall, or shall cause one of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) to, use commercially reasonable efforts to (i) waive all pre-existing condition, actively at work, waiting period and similar requirements that apply to any Continuing Employee (and his or her eligible dependents) to the extent that such requirements were satisfied by, or did not apply to, such Continuing Employee under the corresponding Company Plan or PEO Plan, as applicable, as of immediately prior to the Closing Date (in each case, without any additional unreimbursed expense incurred by any applicable Continuing Employees); and (ii) honor all expenses paid or incurred by the Continuing Employees and their eligible dependents under the corresponding Company Plan or PEO Plan, as applicable, during the portion of the plan year in which such Continuing Employee or eligible dependent becomes eligible for coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses for the plan year in which the Closing occurs; provided, however, that nothing herein shall result in the duplication of any benefits.

(e) Purchaser shall, or shall cause one of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) to, honor the annual bonus programs covering the Continuing Employees as of the Closing Date for the year in which the Closing Date occurs and pay annual bonuses for the year in which the Closing Date occurs in accordance with the terms and conditions thereof, provided that in no event shall the aggregate amount of such annual cash bonus payments made by Purchaser or the Purchased Companies to Continuing Employees be less than the corresponding accrual for such liability included in the calculation of final Closing Date Tangible Book Value.

(f) Within ten (10) Business Days following the date hereof, Purchaser shall determine, at its election, whether Seller will be required deliver notice to terminate the PEO Contract (to the extent permitted thereunder) effective no earlier than the Closing Date. If Purchaser so elects, Seller shall (i) promptly deliver such notice to the PEO and (ii) deliver to Purchaser a copy of such notice, in each case, prior to the Closing Date.

(g) Following the Closing, Purchaser shall, and shall cause the Purchased Companies and their Subsidiaries to, support the administration of (x) that certain Toorak Capital LLC Equity Appreciation Rights Plan effective as of October 10, 2025 (the “EAR Plan”) and (y) that certain Toorak Capital (f/k/a Roemanu) Phantom Unit Plan, as amended and restated effective as of November 21, 2023, and Toorak Phantom Unit Plan, effective as of January 14, 2022 (collectively, the “Phantom Equity Plans”), (i) by providing monthly reports to Seller indicating which participants in the EAR Plan and the Phantom Equity Plans have terminated their employment or other service relationship with Purchaser, the Purchased Companies and their Subsidiaries, as applicable, (ii) by facilitating payments to participants by accepting payment from Seller (or one of its Affiliates) for further distribution to the applicable participants (less applicable withholding Taxes) through Purchaser’s or the applicable Purchased Company’s payroll provider on the next regularly scheduled payroll date; provided that Seller (or one of its Affiliates) provides Purchaser with a schedule indicating the names of the applicable participants to whom payments shall be made and the amounts due to each such participant (for the avoidance of doubt, the parties agree that the full cost of satisfying the obligations under the EAR Plan and the Phantom Equity Plans, including the employer portion of all employment, payroll, unemployment and similar Taxes due in connection therewith, shall be borne by Seller and its Affiliates (other than the Purchased Companies)), and (iii) by reasonably cooperating with other reasonable requests of Seller and its Affiliates to facilitate the administration of the EAR Plan and the Phantom Equity Plans.

Section 6.7 Indemnification of Directors and Officers

(a) After the Closing until the sixth (6th) anniversary of the Closing, Purchaser shall cause the Purchased Companies to indemnify and hold harmless each present (as of the Closing) or former officer, director or manager of the Seller and its Subsidiaries (the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees, costs and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) by reason of the fact that the D&O Indemnified Person is or was an officer, director or manager of the Seller or any of its Subsidiaries or (ii) arising out of or pertaining to matters existing or occurring at or prior to the Closing (including this Agreement and the transactions and actions contemplated hereby) (in each case, a “D&O Related Claim”), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law and under the Seller’s and its Subsidiaries’ governing documents. Each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, from Purchaser or the Purchased Companies as permitted under the Seller’s and its Subsidiaries’ governing documents; provided, that any person to whom expenses are advanced provides an undertaking, to the extent required by the DLLCA, to repay such advances if it is ultimately determined as a matter of Law that such person is not entitled to indemnification.

(b) On or before the Closing, the Seller shall have obtained, at Purchaser’s sole cost and expense, a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing for all D&O Indemnified Persons in their capacity as directors, officers or managers of the Seller or its Subsidiaries, which policy shall contain terms and conditions (including limit of coverage) no less favorable to the insured persons than the managers’ and officers’ liability insurance coverage presently maintained by the Seller.

(c) Purchaser hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Seller or its Subsidiaries (collectively, the “Indemnitors”). Purchaser hereby agrees that, with respect to any matter for which a D&O Indemnified Person is entitled to indemnification pursuant to Section 6.7, (i) the Purchased Companies and their Subsidiaries are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are primary and any obligation of the Indemnitors is secondary), (ii) Purchaser and the Purchased Companies shall be required to advance the full amount of out-of-pocket expenses incurred by any D&O Indemnified Person and shall be liable for the full amount of all out-of-pocket expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Purchased Companies’ organizational documents (or any other agreement between any Subsidiary of the Purchased Companies and any such D&O Indemnified Person), without regard to any rights the D&O Indemnified Person may have against the Indemnitors, and (iii) Purchaser and the Purchased Companies irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and the Purchased Companies further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from the Purchased Companies shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Person against the Purchased Companies. Purchaser and the D&O Indemnified Persons agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.7(c).

(d) Purchaser shall cause the Purchased Companies and their Subsidiaries to maintain in effect and not amend, modify or terminate for a period of six (6) years after the Closing: (i) in their organizational documents, the current provisions as in effect immediately prior to the Closing regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers and directors contained in the organizational documents of the Purchased Companies and their Subsidiaries, (ii) each of the indemnification agreements between any D&O Indemnified Person and any Purchased Company or any of their Subsidiaries that are in effect as of the date of this Agreement and set forth on Section 6.7 of the Schedules and (iii) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained for the benefit of the directors and officers of the Purchased Companies and their Subsidiaries (provided, that the Purchased Companies may substitute therefor policies of at least the same coverage and amounts, including tail policies, containing terms and conditions which are, in the aggregate, no less advantageous to the D&O Indemnified Person) with respect to claims arising from facts or events that occurred at or before the Closing and shall provide evidence of the same to the Seller at or prior to the Closing. If a D&O Related Claim is made against any D&O Indemnified Person, Purchaser shall, and shall cause the Purchased Companies to, make a claim for coverage under any available insurance policy then in effect and otherwise take any other action to obtain reimbursement for out-of-pocket expenses and all other liabilities relating to or arising out of such D&O Related Claim.

(e) Notwithstanding any time limit herein to the contrary, if a D&O Related Claim is made on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.7(e) (without regard to any such time limit) shall continue in effect with respect to such claim, action, proceeding or investigation until the final disposition of such D&O Related Claim.

(f) In the event that Purchaser or the Purchased Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Purchased Companies, as the case may be, shall succeed to all of the obligations set forth in this Section 6.7(f).

(g) This Section 6.7(g) shall survive the consummation of the transactions contemplated under this Agreement at the Closing, is intended to benefit the Seller, the Purchased Companies and the D&O Indemnified Persons, shall be binding on all successors and assigns of the Purchased Companies and shall be enforceable by the D&O Indemnified Persons and their respective heirs, legatees, representatives, successors and assigns, in each case, as if such Persons were party hereto. The obligations of Purchaser under this Section 6.7(g) shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.7(g) applies without the consent of the affected D&O Indemnified Person, it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.7(g) applies shall be third party beneficiaries of this Section 6.7(g).

Section 6.8 Tax Matters.

(a) For U.S. federal, state and local Income Tax purposes, the parties to this Agreement intend that (A) the Statutory Division will (i) be treated as a transaction that is disregarded and (ii) not result in Toorak Capital Partners II LLC being treated as a continuation of the Seller pursuant to Section 708 of the Code; and (B) the purchase and sale of the Purchased Interests be treated as follows: (x) with respect to the acquisition of the equity interests of the Toorak Capital Partners II LLC, Purchaser will be treated as having acquired an undivided interest in the assets and assumed the liabilities of Toorak Capital Partners II LLC, and (y) the acquisition of the equity interests of MMTC Holdings LLC will be treated as a taxable acquisition under Section 1001 of the Code (clauses (A) and (B), collectively the “Intended Tax Treatment”). Each party shall report the transactions contemplated under this Agreement consistently with the Intended Tax Treatment for all Income Tax purposes, and shall not take any contrary position for Income Tax purposes except as required pursuant to a final determination (within the meaning of Section 1313 of the Code).

(b) Purchaser and the Seller shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Purchased Companies and their Subsidiaries, and in connection with any Tax audit or other Tax examination, and shall use commercially reasonable efforts to preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to any taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof or the seventh anniversary of the Closing Date, and shall use commercially reasonable efforts to not destroy or otherwise dispose of any record during such period without first providing the other party a reasonable opportunity to review and copy the same.

(c) The Seller shall, at its sole expense and cost, prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of the Purchased Companies that are required to be filed on or before the Closing Date and (ii) all Flow-Through Tax Returns of the Purchased Companies and their Subsidiaries for any taxable period ending on or prior to the Closing Date to the extent such returns are first due after the Closing Date and have not been filed prior to the Closing Date (such Tax Returns described in clauses (i) and (ii), collectively, the “Seller Prepared Returns”). All such Seller Prepared Returns shall be prepared in a manner consistent with the past practice of the Seller and its Subsidiaries, as applicable, except as required by applicable Law, using, to the extent applicable, the interim closing method under Treasury Regulations Section 1.706-4 and the calendar day convention within the meaning of Treasury Regulations Section 1.706-4(c)(1)(i) to allocate items of income, gain, loss, deduction and credit (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Seller holds a beneficial interest will be deemed to terminate at such time). All Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort. The Seller shall provide a copy of each such Seller Prepared Return to Purchaser for review and comment at least thirty (30) days prior to filing any such Tax Return, and shall consider in good faith any revisions to such Tax Return that are reasonably requested by Purchaser.

(d) Purchaser shall, at its sole expense and cost, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Purchased Companies and each of their respective Subsidiaries for any Straddle Period (such Tax Returns, the “Straddle Returns”). All such Straddle Returns shall be prepared in a manner consistent with the past practice of the Seller and its Subsidiaries, as applicable, except as required by applicable Law, using, with respect to any Tax Return of an entity treated as a partnership for U.S. federal Income Tax purposes, the interim closing method under Treasury Regulations Section 1.706-4 and the calendar day convention within the meaning of Treasury Regulations Section 1.706-4(c)(1)(i) to allocate items of income, gain, loss, deduction and credit (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Seller holds a beneficial interest will be deemed to terminate as of the end of the day on the Closing Date). Solely with respect to Straddle Returns that are Flow-Through Tax Returns or Straddle Returns that are filed prior to the date on which the Final Purchase Price is finally determined pursuant to Section 2.5(a), Purchaser shall provide a copy of each such Straddle Return to the Seller for review and comment at least thirty (30) days prior to filing any such Tax Return (or within a reasonable period after the close of the applicable taxable period if the Tax Return is due less than thirty (30) days after such close), and shall consider in good faith any revisions to such Tax Return that are reasonably requested by the Seller. With respect to any arrangement intended to be a REMIC under any applicable trust agreement, Purchaser shall (or shall cause its applicable Subsidiary to) take such actions or cause such actions as are necessary to establish and maintain the status of such arrangement as a REMIC under the REMIC provisions of the Code, as well as any actions necessary to effect a “qualified liquidation” of each such REMIC.

(e) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to Pre-Closing Tax Periods shall (a) in the case of any property Taxes and Taxes other than those based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such

Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable under the interim closing method under Treasury Regulations Section 1.706-4 and the calendar day convention within the meaning of Treasury Regulations Section 1.706-4(c)(1)(i) to allocate items of income, gain, loss, deduction and credit (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Seller holds a beneficial interest will be deemed to terminate as of the end of the day on the Closing Date).

(f) Neither Purchaser nor any of its Affiliates shall, unless required by applicable Law (a) amend, refile, revoke or otherwise modify any Flow-Through Tax Return or Tax election applicable to a Flow-Through Tax Return with respect to a Pre-Closing Tax Period without the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld or delayed) or (b) complete any transaction or take any action on the Closing Date after the Closing with respect to any of the Purchased Companies or their respective Subsidiaries that is not contemplated by this Agreement and is outside the ordinary course of business consistent with past practice if such transaction or action would reasonably be expected to result in any Tax Liability for which the Seller would be liable.

(g) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) (which, for the avoidance of doubt, shall not include any Taxes incurred by the Purchased Companies and their Subsidiaries in connection with the Pre-Closing Transactions) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Seller when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes shall be prepared and filed by each Party as required by applicable Law.

(h) The Seller shall have the right to represent the interests of the Purchased Companies and their Subsidiaries before any Tax authority with respect to any action relating to Flow-Through Tax Returns for any taxable period that ends on or before the Closing Date (a “Seller Controlled Tax Action”) at its own expense, provided the Seller shall keep Purchaser reasonably informed of the status and progress of each such Seller Controlled Tax Action. Purchaser shall have the right to participate in any Seller Controlled Tax Action at its own expense, and the Seller shall not settle, compromise or concede any portion of such Seller Controlled Tax Action without the prior written consent of Purchaser to the extent such Seller Controlled Tax Action could adversely affect Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

(i) Purchaser shall have the right to represent the interests of the Purchased Companies and their Subsidiaries before any Tax authority with respect to any action relating to Flow-Through Tax Returns of a Straddle Period, at its own expense, and any Seller Controlled Tax Action that the Seller does not elect to control (each, a “Purchaser Controlled Tax Action”), at the Seller’s expense; provided, that Purchaser shall keep the Seller reasonably informed of the status and progress of each such Purchaser Controlled Tax Action. The Seller shall have the right to participate in any Purchaser Controlled Tax Action at its own expense, and Purchaser shall not settle, compromise or concede any portion of such Purchaser Controlled Tax Action without the prior written consent of the Seller to the extent such Purchaser Controlled Tax Action could adversely affect Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(j) Within forty-five (45) days after the date on which the Purchase Price has been finally determined pursuant to Section 2.5, Purchaser shall deliver a schedule allocating the Purchase Price (and any other relevant items required to be taken into account for Income Tax purposes among the assets of the Purchased Companies) (the “Allocation Schedule”) to Seller. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule within 10 (ten) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Accounting Firm, in accordance with the principles and procedures of Section 2.5(a). The fees and expenses of the Accounting Firm shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor. Purchaser and Seller agree to report, and to cause each of its Affiliates to report, the U.S. federal, state, and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

(k) After the Closing Date, each of Purchaser, the Purchased Companies and their Subsidiaries shall have the right to make an election under Section 6226 of the Code with respect to any action relating to Taxes or Tax Returns of the Purchased Companies and/or their Subsidiaries for any Pre-Closing Tax Period and the Seller shall cooperate in the making of such election.

(l) For a period of twelve (12) months following the Closing Date, Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Purchased Companies and their Subsidiaries) to, prepare (or cause to be prepared) and timely distribute (or cause to be timely distributed) to each equityholder of Seller entitled thereto, an IRS Schedule K-1 (and any applicable state, local or non-U.S. equivalent thereof) reflecting such holder’s allocable share of income, gain, loss, deduction and credit of Seller for each taxable period (or portion thereof) for which such Schedule K-1 is required to be prepared, in a manner and on a timeline consistent with the past practice of the Seller and its Subsidiaries in preparing and distributing such Schedules K-1, and otherwise in accordance with applicable Law.

Section 6.9 WARN Act. On and following the Closing, Purchaser shall cause the Purchased Companies to comply with the WARN Act and to not implement any plant closings, mass layoffs, employee layoffs, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of any Purchased Company or any of their respective Affiliates under the WARN Act.

Section 6.10 Pre-Closing Transactions.

(a) Prior to the Closing and the Statutory Division, Seller shall cause the Contracts and assets owned by it identified on Section 6.10(a) of the Schedules to be contributed and assigned to Toorak Capital Partners LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Seller. The Seller shall keep Purchaser reasonably informed of the status of the Pre-Closing Transactions described in this Section 6.10(a). If and to the extent that any assets or Contracts that primarily relate to the Purchased Companies or the operation of the Business continue to be owned by Seller after the Closing, Seller will use commercially reasonable efforts to assign those assets or Contracts to Toorak Capital Partners II (or a Subsidiary thereof) at the written request of Purchaser following the Closing.

(b) On the Closing Date, and prior to the Closing, the Seller shall cause Toorak Capital Partners LLC to be divided into two separate Delaware limited liability companies pursuant to and in accordance with Section 18-217 of the DLLCA, on the terms and subject to the conditions set forth herein (the “Statutory Division”), pursuant to which Toorak Capital Partners LLC shall divide into (A) a surviving company (“Toorak Capital Partners I LLC”), and (B) a resulting company (“Toorak Capital Partners II LLC”), by taking the following steps in the following order:

(i) the Seller shall cause Toorak Capital Partners LLC to enter into a plan of division (the “Plan of Division”), substantially in form attached hereto as Exhibit C;

(ii) immediately following the execution of the Plan of Division, and pursuant to the terms of the Plan of Division and the applicable provisions of the DLLCA, the Seller shall cause an “authorized person” of Toorak Capital Partners LLC within the meaning of the DLLCA to execute, deliver and file with the office of the Secretary of State of the State of Delaware the Certificate of Division and the Certificate of Formation for Toorak Capital Partners II LLC, each substantially in form attached hereto as Exhibit D and Exhibit E of the Plan of Division, respectively;

(iii) pursuant to the Plan of Division, the limited liability company agreement of Toorak Capital Partners I LLC shall be amended and restated in its entirety in the form attached hereto as Exhibit F of the Plan of Division; and

(iv) pursuant to the Plan of Division, the initial limited liability company agreement of Toorak Capital Partners II LLC shall be substantially in the form attached hereto as Exhibit G of the Plan of Division.

The actions described in clauses (ii) through (iv) above shall take place, or be deemed to take place, on the Closing Date, but prior to the Closing.

(c) Prior to Closing, except as otherwise agreed to by the parties in writing, the Seller shall cause all Loans owned by the Purchased Companies or their Subsidiaries to be sold, transferred and assigned to Toorak Capital Partners I LLC, Buyer or an applicable Buyer Designee (each, as defined in the Backbook Acquisition Agreement) or their respective Affiliates such that, in any case, no Loans owned by the Purchased Companies or their Subsidiaries before the Closing will continue to be owned by the Purchased Companies or their Subsidiaries after the Closing.

(d) From and after the Closing Date, the Seller and the Purchaser hereby acknowledge and agree that the Seller and certain of its Subsidiaries (including Toorak Capital Partners I LLC) will continue to use the “Toorak” name in their formal entity names and in connection with the activities reasonably anticipated to be conducted by the Seller and its Subsidiaries in connection with the run-off, wind-down, liquidation or other disposition of their remaining assets (and other activities reasonably related thereto and/or that are reasonably consistent with the activities contemplated by the Services Agreement).

(e) Notwithstanding anything in this Section 6.10 to the contrary, all documentation with respect to the Pre-Closing Transactions that are not included as Exhibits to this Agreement shall be reasonably acceptable to Purchaser, and Seller shall, and shall cause its Affiliates to, (i) provide Purchaser with drafts of all documentation effecting the Pre-Closing Transactions within a reasonable period of time (and in any event not less than five (5) Business Days) prior to the execution thereof and (ii) to the extent not already agreed upon as Exhibits to this Agreement, incorporate any reasonable comments or instructions provided by Purchaser with respect to provisions thereof that affect the Purchased Companies, their Subsidiaries or the Business.

Section 6.11 Warehouse Facility Consents.

(a) Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain any consents, waivers or approvals required under the Current Warehouse Facilities that are listed on Section 6.11(a)(i) of the Schedules for the allocation of those facilities to Toorak Capital Partners II LLC in connection with the Statutory Division on the current terms of those facilities or on terms that are at least as favorable to the Purchaser (in all material respects) as the terms set forth in the Back-up Warehouse Facility Term Sheet and/or (ii) solely upon written instruction of Purchaser, arrange for the establishment of new warehouse or similar financing facilities for the Business following the Closing on terms that are at least as favorable to the Purchaser as the terms set forth in the Back-up Warehouse Facility Term Sheet, with final arrangements subject to Purchaser’s written consent (the facilities set forth in this clause (ii), the “Designated Warehouse Facilities”). Seller shall, and shall cause its Affiliates to, cooperate in good faith to assist Purchaser in connection with the foregoing activities; provided, that none of the Seller, its Subsidiaries or any of their respective Affiliates and Non-Recourse Parties, shall be obligated to make any payments, undertake any obligation or otherwise pay consideration to any third party in connection with such cooperation, except in connection with the payoff of such facility. To the extent that senior officers of Seller are asked to assist Purchaser in leading discussions or negotiations with financing providers, the parties shall cooperate in good faith to ensure that (i) each party is provided with drafts of all definitive agreements and other material documentation relating to the Designated Warehouse Facilities during the course of such discussions, (ii) comments or instructions provided by Purchaser with respect thereto are addressed, (iii) each party is reasonably informed of the status of the negotiation, arrangement and establishment of the Designated Warehouse Facilities, and (iv) Purchaser and its representatives will participate in, and at Purchaser’s election direct, any substantive discussions, meetings or negotiations with the applicable financing providers relating thereto.

(b) In the event that any warehouse lender consent required under Section 6.11(a) has not been obtained by the Closing with respect to a Current Warehouse Facility listed on Section 6.11(a)(i) of the Schedules to be allocated to Toorak Capital Partners II LLC, the Seller may determine to arrange back-to-back or similar bridge warehouse facility financing for the benefit of Purchaser on terms consistent in all material respects with the terms set forth on Exhibit H hereto (the “Back-up Warehouse Facility Term Sheet”) for a period of up to six (6) months following the Closing (or such shorter period until the applicable lender consent is obtained) (the “Back-up Warehouse Facility”). Upon written notice from Seller to Purchaser that Seller is prepared to arrange for such Back-up Warehouse Facility (a “Back-up Warehouse Notice”), the Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to implement and complete such warehouse financing on the terms and conditions set forth in the Back-up Warehouse Facility Term Sheet, including to negotiate and enter into definitive agreements with respect thereto consistent in all material respects with the Back-up Warehouse Facility Term Sheet.

(c) Purchaser shall (i) reimburse Seller, its Subsidiaries and any of their applicable Affiliates for all of the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, its Subsidiaries or such Affiliates at the request of Purchaser in connection with this Section 6.11 at the earlier of the Closing or the termination of this Agreement and (ii) indemnify and hold harmless Seller, its Subsidiaries and any of their respective Affiliates and Representatives from and against all actual damages suffered or incurred by any of them in connection with this Section 6.11, except in the event such damages arise out of or result from the bad faith, gross negligence, fraud or willful misconduct of, or the willful breach of this Agreement by, Seller, its Subsidiaries or any such Affiliates (as determined by a court of competent jurisdiction in a final, non-appealable judgment). With respect to the foregoing clause (i), to the extent that Purchaser requests that advisors of Seller lead or take part in the negotiation or implementation of Designated Warehouse Facilities, (A) prior to the Seller or any of its Subsidiaries or Affiliates incurring any such costs or expenses, the Seller shall have delivered to Purchaser a written estimate of all fees, costs and expenses expected to be incurred in connection with the arrangement and establishment of the Designated Warehouse Facilities (each such estimate, a “Warehouse Expense Estimate”), (B) each Warehouse Expense Estimate shall be subject to the prior written approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed), and (C) the aggregate amount reimbursable by Purchaser under this clause (i) shall not exceed the aggregate amount set forth in the applicable approved Warehouse Expense Estimate(s) without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed).

Seller shall, at or prior to the Closing, cause (i) all outstanding advances, borrowings, drawn amounts and other funded obligations under such Warehouse Facility to be repaid in full, (ii) all collateral pledged by or on behalf of the Purchased Companies or their Subsidiaries under such Warehouse Facility to be released, and (iii) all Liens on assets of the Purchased Companies or their

Subsidiaries securing obligations under such Warehouse Facility to be terminated and released, in each case, such that no Purchased Company or any of its Subsidiaries has any funded Indebtedness or outstanding Liability under any such Warehouse Facility as of the Closing (other than unfunded commitments or ongoing operational obligations under the facility documentation that are consistent with the terms approved by Purchaser pursuant to this Section 6.11). The Seller shall deliver, or cause to be delivered, to Purchaser evidence reasonably satisfactory to Purchaser of such repayment, release and termination at or prior to the Closing. The Seller may satisfy the foregoing repayment, release and termination requirements by means of customary payoff-letter and flow-of-funds arrangements at the Closing, including through the application of proceeds of any sale of Loans consummated substantially concurrently with the Closing (unless otherwise agreed to in writing by the parties).

Section 6.12 Section 280G Approval. Prior to the Closing, the Purchased Companies shall (i) use commercially reasonable efforts to secure from each “disqualified individual” (within the meaning of Section 280G of the Code) of each Purchased Company or any of their respective Subsidiaries who has a right to any payments or benefits that are “contingent” (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement and that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (ii), of such Person’s rights to the portion of such parachute payments that exceed $1.00 less than 3.0 times such Person’s “base amount” (within the meaning of Section 280G of the Code) (the “Waived 280G Benefits”) and (ii) to the extent such waivers are obtained, solicit the approval of the members of the Purchased Companies, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any such waived payment consents, and the Purchased Companies shall incorporate all reasonable comments of Purchaser or its counsel thereon. Purchaser and its counsel shall be provided copies of all documents executed by the members and disqualified individuals in connection with the vote. Prior to the Closing Date, the Purchased Companies shall deliver to Purchaser evidence reasonably acceptable to Purchaser that (x) the requisite number of votes of holders of the equity interests of the Purchased Companies was obtained with respect to the Waived 280G Benefits, or (y) such approval was not obtained.

Section 6.13 Backbook Acquisition; Titan RR MTA. Section 6.13 of the Schedules sets forth a true, complete and correct list of all Contracts (in effect as of the date of this Agreement) between Seller or any of its Subsidiaries (or any of their respective Affiliates), on the one hand, and Titan RR or any of its Affiliates, on the other hand, relating to the acquisition by Titan RR or its Affiliates of any assets, equity interests or businesses of the Seller or its Subsidiaries (collectively, the “Backbook Acquisition Agreements” and the transactions contemplated thereby, the “Backbook Acquisition”). From the date of this Agreement until the Closing, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (a) amend, modify, supplement, waive any right under, or terminate any Backbook Acquisition Agreement or enter into any new agreement with Titan RR or its Affiliates or (b) agree to any change in the structure, timing or scope of the Backbook Acquisition, in each case of clauses (a) or (b), to the extent such action would or would reasonably be expected to adversely affect the Purchased Companies, their Subsidiaries, the Business, or the transactions contemplated by this Agreement. Seller shall keep Purchaser reasonably apprised of the status of the Backbook Acquisition (including the expected closing timing thereof). Seller shall give Purchaser prompt written notice of (i) gaining actual knowledge of any material breach or default by any party under any Backbook Acquisition Agreements and (ii) the receipt of any written notice or other written communication from any party with respect to any actual, potential or claimed breach, default, termination or repudiation by any party to of any provision of any Backbook Acquisition Agreements. From the date of this Agreement until the Closing, Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, waive any right under, or terminate the Titan RR MTA (including any exhibit or agreement included within the definition thereof), to the extent such action would or would reasonably be expected to adversely affect the Seller or its Affiliates or the transactions contemplated by this Agreement. Final copies of the Titan RR MTA (including all exhibits or agreements included within the definition thereof) have been provided to Seller or its counsel prior to the date hereof.

Section 6.14 Purchaser Parent Guaranty. Purchaser Parent owns all of the outstanding limited liability company interests of, and is the manager and sole member of, Purchaser. Purchaser Parent hereby irrevocably, absolutely and unconditionally guarantees to the Seller, its successors and permitted assigns (without duplication), the prompt and complete payment and performance, of all payment and performance obligations of Purchaser under this Agreement, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (the “Guaranty”). This Guaranty is a primary obligation of Purchaser Parent and shall be a full, absolute, unconditional and irrevocable guaranty of payment and performance, and not of collection. This Guaranty shall not be released, discharged, limited or otherwise affected by, and shall remain in full force and effect irrespective of in any voluntary or involuntary liquidation, sale or disposition of any assets of Purchaser Parent or the merger or consolidation of Purchaser Parent with any other Person. Purchaser Parent (i) shall not have any liability under this Section 6.14 in excess of, or to any greater extent than, the liability of Purchaser under this Agreement (after giving effect to all limitations, exclusions, qualifications and restrictions on Purchaser’s liability set forth herein) and (ii) may assert any and all defenses, set-offs and rights that would be available to Purchaser under or with respect to this Agreement. This Guaranty shall terminate upon the earlier of (x) the Closing and (y) the termination of this Agreement under circumstances in which no damages are payable by Purchaser.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any Law or Order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the transactions contemplated under this Agreement may not be consummated as herein provided.

(b) Licenses. All of the Governmental Approvals set forth on Section 7.1(b) of the Schedules (the “Required Regulatory Approvals”) shall have been obtained or granted, and shall remain in full force and effect.

(c) Pre-Closing Transactions. The Pre-Closing Transactions set forth in Section 6.10 shall have been completed in accordance with Section 6.10.

Section 7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties; Covenants. Other than representations and warranties that would be rendered untrue or incorrect solely as a result of the Pre-Closing Transaction Documents and the transactions contemplated thereby (which, for the avoidance of doubt, shall not be deemed to cause any representation or warranty of the Seller to be untrue or incorrect for purposes of this Section 7.2(a)),

(i) the Seller Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or as of the specific date referred to therein for any such representation or warranty made as of a specific earlier date), except for de minimis failures to be true and correct,

(ii) the representation and warranty set forth in Section 3.6(b)(i) shall be true and correct as of the Closing Date as though made on and as of the Closing Date and

(iii) all other representations and warranties of the Seller contained in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or as of the specific date referred to therein for any such representation or warranty made as of a specific earlier date), without giving effect to any “material”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties, except in each case for breaches or inaccuracies of representations or warranties that do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Seller shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement or any other Transaction Document prior to or at the Closing.

(b) Closing Certificate. Prior to or at the Closing, the Seller shall have delivered to Purchaser a certificate of a duly authorized officer of the Seller, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied.

(c) Absence of a Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, development, event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Escrow Agreement. Purchaser shall have received an executed counterpart to the Escrow Agreement, signed by the Seller.

(e) Loan Administration Agreements. Purchaser shall have received an executed counterpart to the US Loan Administration Agreement and the UK Loan Administration Agreement in substantially the form attached hereto as Exhibit I-1 and Exhibit I-2, respectively, signed by each party thereto other than the Purchaser.

(f) Key Employees. (i) the Employment Agreements shall be in full force and effect at the Closing, and (ii) each of the Key Employees shall not have terminated, and shall not have provided written notice of their intent to terminate, their employment with the Seller or any of its Subsidiaries (as applicable).

(g) Warehouse Financing. With respect to the warehouse financing arrangements contemplated by Section 6.11, either (i) the Seller shall have arranged for Designated Warehouse Facilities as contemplated by Section 6.11(a)(ii) or (ii) (A) the parties shall have received the consents and approvals required by the Current Warehouse Facilities identified on Section 6.11(a)(i) of the Schedules for the allocation of those facilities to Toorak Capital Partners II LLC pursuant to the Plan of Division in accordance with the provisions of Section 6.11(a)(i) or (B) to the extent that any such consent has not been received, the Seller shall have arranged the Back-up Warehouse Facility for the benefit of Purchaser in accordance with Section 6.11(b) on terms consistent, in all material respects, with the Back-up Warehouse Facility Term Sheet for total availability in an amount that is equal to or greater than (x) the maximum availability set forth in such the Back-up Warehouse Facility Term Sheet ($250,000,000) minus (y) the total amount available under Current Warehouse Facilities for which the consents or approvals described in the foregoing clause (A) have been obtained (provided that, for purposes of this clause (ii), there must be at least $125,000,000 of availability under the Current Warehouse Facilities and the Back-up Warehouse Facility for UK mortgage loans).

(h) Prepayment of Notes. The Seller shall have satisfied (or will satisfy at the Closing) the requirements of Section 6.4(b) of this Agreement and the Purchaser shall have received evidence thereof reasonably satisfactory to Purchaser.

(i) Backbook Acquisition. The Backbook Acquisition shall have been completed or shall be completed substantially concurrently with the Closing.

(j) Deemed Waiver. If the Closing occurs, all closing conditions set forth in this Section 7.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Purchaser.

Section 7.3 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Seller to the extent permitted by applicable Law:

(a) Representations and Warranties; Covenants.

(i) The Purchaser Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or as of the specific date referred to therein for any such representation or warranty made as of a specific earlier date), except for de minimis failures to be true and correct, and

(ii) all other representations and warranties of Purchaser contained in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or as of the specific date referred to therein for any such representation or warranty made as of a specific earlier date), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated under this Agreement and

(iii) Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement or any other Transaction Document prior to or at the Closing.

(b) Closing Certificate. Prior to or at the Closing, Purchaser shall have delivered to the Seller a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied.

(c) Escrow Agreement. The Seller shall have received an executed counterpart to the Escrow Agreement, signed by each party thereto other than the Seller.

(d) Loan Administration Agreements. The Seller shall have received an executed counterpart to the US Loan Administration Agreement and the UK Loan Administration Agreement, signed by each party thereto other than the Seller.

(e) Deemed Waiver. If the Closing occurs, all closing conditions set forth in this Section 7.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Seller.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of the Seller and Purchaser;

(b) by written notice of the Seller to Purchaser if the Closing shall not have occurred on or before the date that is 120 days following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Seller if the failure of the Seller to fulfill any obligation under, or the breach by the Seller of any provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if Purchaser is pursuing remedies pursuant to Section 10.13, then the Seller may not terminate pursuant to this Section 8.1(b) until the later of (x) the Outside Date and (y) the day that is five (5) Business Days after receipt of a final, non-appealable judgment with respect to such remedy; provided, further, that if any condition set forth in Section 7.1(b) or Section 7.2(g) has not been satisfied as of the Outside Date, the Seller may, in its sole discretion, extend the Outside Date for up to 60 additional days upon written notice given to Purchaser or its representatives at any time;

(c) by written notice of Purchaser to the Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation under, or the breach by Purchaser of any provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if the Seller is pursuing remedies pursuant to Section 10.13, then Purchaser may not terminate pursuant to this Section 8.1(c) until the later of (x) the Outside Date and (y) the day that is five (5) Business Days after receipt of a final, non-appealable judgment with respect to such remedy;

(d) by either the Seller or Purchaser upon written notice to the other party, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available (i) to the Seller if a breach by the Seller of any provision of this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure to consummate the Closing because of such action by a Governmental Authority, or (ii) to Purchaser if a breach by Purchaser of any provision of this Agreement shall have been the primary or principal cause of, or shall have resulted in, the failure to consummate the Closing because of such action by a Governmental Authority;

(e) by written notice of the Seller to Purchaser if Purchaser shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Purchaser such that the conditions set forth in Section 7.3(a)(i) would not be satisfied and such breach is not cured (if and to the extent curable) by Purchaser within thirty (30) days’ notice from the Seller specifying the nature of such inaccuracy, breach or failure to perform in reasonable detail and requesting that it be cured; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Seller if a breach by the Seller of any provision of this Agreement shall have been the primary or principal cause of, or shall have resulted in, Purchaser’s breach in question;

(f) by written notice of Purchaser to the Seller if the Seller shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by the Seller such that the conditions set forth in Section 7.2(a)(i) would not be satisfied and such breach is not cured (if and to the extent curable) by the Seller within thirty (30) days’ notice from Purchaser specifying the nature of such inaccuracy, breach or failure to perform in reasonable detail and requesting that it be cured; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to Purchaser if a breach by Purchaser of any provision of this Agreement shall have been the primary or principal cause of, or shall have resulted in, the Seller’s breach in question; or

(g) by written notice of Purchaser to the Seller if the Backbook Acquisition Agreement has been terminated or the Backbook Acquisition has not been completed (or will not be completed substantially concurrently with the Closing) by the Outside Date.

The party desiring to terminate this Agreement pursuant to any of clauses (b), (c), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 10.1 specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Section 6.1(b), this Section 8.2, Article X and any related definitions set forth in Article I and the Confidentiality Agreement, which shall survive the termination of this Agreement, and (b) notwithstanding clause (a), termination shall not relieve any party from liability for any willful breach of this Agreement or for any claim for Fraud, in each case, which arose prior to the date of such termination. For the avoidance of doubt, the parties hereto agree that if Purchaser does not close the transactions contemplated under this Agreement at the time required pursuant to Section 2.6(a) in circumstances in which all of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions to be performed at the Closing) have been satisfied or waived by Purchaser, and if and only if the Seller is immediately able to and willing to close the transactions, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Purchaser. The parties hereto acknowledge and agree that in connection with the foregoing, the Seller may petition a court to award damages in connection with any willful breach by Purchaser of the terms and conditions set forth in this Agreement, and Purchaser agrees that such damages shall not be limited to reimbursement of expenses or out of pocket costs, but shall include the benefit of the bargain lost by the Seller (taking into consideration relevant matters, including other transaction or combination opportunities and the time value of money). If this Agreement is terminated pursuant to Section 8.1 hereof, all confidential information received by the parties shall be treated in accordance with the Confidentiality Agreement. In no event shall Purchaser be responsible for paying any damages in excess of the amount of the Purchase Price.

ARTICLE IX

SURVIVAL

Section 9.1 Generally. The parties, intending to modify any applicable statute of limitations, agree that except for the covenants to be performed in whole or in part after the Closing set forth in Section 6.1(d), Section 6.5, Section 6.6, (g), Section 6.7(g), Section 6.8, Section 6.9, Section 6.11, Article II, this Article IX, and Article X (and any related definitions set forth in Article I and any other covenants or provisions that expressly provide for the performance of obligations after the Closing), in each case, to the extent to be performed in whole or in part after the Closing, in each case, which will survive in accordance with their terms, each representation, warranty, covenant and obligation contained herein shall expire at the Closing and shall not survive the Closing, and absent Fraud, none of the Seller, Purchaser, and their respective Non-Recourse Parties shall have any liability whatsoever with respect to any such representation, warranty, covenant or obligation (it being understood and agreed that the Purchased Companies are being acquired by Purchaser on an “as is where is basis” and as such, none of Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries), or any of the respective representatives, agents, officers, directors or employees of any of the foregoing shall have recourse under this Agreement following the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled at or prior to the Closing). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any claim for Fraud.

Section 9.2 Sole and Exclusive Remedy. Purchaser hereby irrevocably and unconditionally acknowledges and agrees that the sole and exclusive source of recovery and remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Purchaser for any loss, liability, cost, expense or damage sustained, suffered or incurred by Purchaser resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by the Seller or any of its Subsidiaries in connection with this Agreement, or the transactions contemplated under this Agreement, or certified to or contained in any certificate or other document delivered in connection herewith or therewith or from any failure to perform any covenant or agreement of any such Person that is required to be performed at or prior to the Closing contained herein or therein, whether such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, common law or equitable theory of recovery (including any theories pertaining to agency, control, instrumentality, alter ego, domination, unjust enrichment, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise), shall be (i) prior to the Closing, termination of this Agreement if and solely to the extent provided by Article VIII or specific performance against the Seller of its express obligations under this Agreement in accordance with Section 10.13 or (ii) from and after the Closing, (A) recovery for any Fraud, subject in all respects to the limitations set forth herein (including the terms and conditions of this Article IX, Section 10.5, Section 10.14 and Section 10.22).

Section 9.3 Purchaser Acknowledgement. Purchaser acknowledges and agrees that:

(a) Purchaser has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Seller and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, Purchaser and its Affiliates (i) have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in Article III (as qualified by the Schedules as supplemented or amended), and (ii) have not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) Purchaser or any of its Affiliates and Non-Recourse Parties. Purchaser is knowledgeable about the industries in which the Seller and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, is able to bear the substantial economic risk of such investment for an indefinite period of time and can afford to lose the entirety of its investment in the Seller and its Subsidiaries. Purchaser has been furnished the materials relating to the Seller and its Subsidiaries that Purchaser has requested and the Seller has provided Purchaser and its representatives the opportunity to ask questions of the officers and management employees and to acquire additional information about the business and financial condition of the Seller and its Subsidiaries.

(b) In connection with its investigation of the Seller and its Subsidiaries and their business, Purchaser has received from the Seller, its Subsidiaries and their respective Affiliates and agents certain projections, forward looking statements and other forecasts and estimates, including projected financial statements, cash flow items, certain business plan information and other data of the business of the Seller and its Subsidiaries. Purchaser, both for itself and each of its Affiliates and Non-Recourse Parties, acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forward looking statements, forecasts, estimates and plans and, accordingly, it is not relying on them, (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward looking statements, forecasts, estimates and plans so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and plans) and (iii) it shall have no claim against anyone with respect to any of the foregoing. Accordingly, it acknowledges that neither the Seller nor any of its Subsidiaries nor any of their respective Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) (i) Purchaser is not relying on any representations or warranties of any kind or nature (whether written or oral, express or implied) relating to the Seller, the Seller’s Subsidiaries, the business of the Seller or any of its Subsidiaries or otherwise in connection with the transactions contemplated under this Agreement, including with respect to the accuracy or completeness of any information regarding the Seller or any of its Subsidiaries furnished or made available to Purchaser, other than those made by the Seller expressly set forth in Article III (as qualified by the Schedules as supplemented or amended), (ii) no Person has been authorized by the Seller or any of its respective Non-Recourse Parties to make any representation or warranty relating to the Seller, the Seller’s Subsidiaries, the business of the Seller or its Subsidiaries, or otherwise in connection with the transactions contemplated under this Agreement, including with respect to the accuracy or completeness of any information regarding the Seller or any of its Subsidiaries furnished or made available to Purchaser, except as set forth in Article III (qualified by the Schedules as supplemented or amended) and, if made, Purchaser and its Non-Recourse Parties are not relying on and must not rely on any such representation or warranty, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to it are not and shall not be deemed to be or to include representations, warranties, covenants or agreements of the Seller, its Subsidiaries or any of their respective Affiliates and Non-Recourse Parties. The Seller and its respective Non-Recourse Parties specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Seller and its Subsidiaries, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Purchaser and its Non-Recourse Parties shall rely on their own examination and investigation thereof. The Seller is relying upon Purchaser’s representations in this Section 9.3(c) in entering into this Agreement. Neither the Seller nor any other Person (including any Non-Recourse Parties) will have or be subject to any liability to Purchaser or its representatives resulting from the distribution to Purchaser or its representatives or Purchaser’s use of any information regarding the Seller or its business not expressly set forth in this Agreement, including any documents or information provided in the Data Room or any projections or other information provided by or on behalf of the Seller in connection with the transactions contemplated by this Agreement, the other Transaction Documents or otherwise (for the avoidance of doubt, including as set forth in the Seller’s management presentations relating to the transactions contemplated under this Agreement).

ARTICLE X

MISCELLANEOUS.

Section 10.1 Notices. Any notice, request, instruction, consent, claim, demand, waiver, or other communication hereunder shall be in writing and shall be deemed given if delivered personally (with a copy sent by electronic mail), sent by electronic mail, sent by nationally recognized overnight courier (with a copy sent by electronic mail), or mailed by registered or certified mail (return-receipt requested and with a copy sent by electronic mail), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 10.1, which will not constitute an amendment for the purpose of Section 10.16. Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 p.m. New York, New York, time on a Business Day (and when sent outside of such hours at 9:00 a.m. New York, New York, time on the next Business Day) and so long as there is no electronic delivery failure notice; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

If to Purchaser:

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, CA 91361

Attention: Chris Farrar, Roland Kelly

Email: [***Redacted – Personally Identifying Information***]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Atif Azher

   Mark Myott

   Makala Kaupalolo

Email: [***Redacted – Personally Identifying Information***]

If to the Seller prior to Closing:

Toorak Capital LLC

15 Maple Street

Summit, NJ 07901

Attention: John Beacham

Email: [***Redacted – Personally Identifying Information***]

with a copy to (which shall not constitute notice):

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (215) 994-2222

Attention: Ken Young; David Cosgrove

Email: [***Redacted – Personally Identifying Information***]

Section 10.2 Exhibits and Schedules. All exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in the other Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Schedules is readily apparent on the face of such disclosure. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Purchased Companies or its Subsidiaries individually or taken as a whole. Certain facts and items disclosed in the Schedules are not believed to be material and are not required to be disclosed pursuant to the terms of the representations and warranties in this Agreement. Such facts and items are being disclosed for informational purposes only. No disclosure on any Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Purchased Companies or any of its Subsidiaries and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties, in each case, except to the extent expressly provided in this Agreement.

Section 10.3 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses and costs, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated under this Agreement; provided, that the following amounts shall be paid by Purchaser: amounts related to or incurred in connection with (x) directors’ and officers’ liability insurance or otherwise to the extent in connection with Section 6.7 and (y) the engagement of the Escrow Agent; provided, further, that any filing or other fees assessed in connection with any Required Regulatory Approvals shall be borne by the party responsible for making such filing. Purchaser understands and acknowledges that, subject to Section 6.2(w), all out of pocket fees, costs and expenses incurred or to be incurred by the Seller in connection with the transactions contemplated under this Agreement (including the Transaction Expenses) may be paid by the Seller in cash prior to the Closing.

Section 10.5 Governing Law.

(a) This Agreement and all Actions (whether in contract, tort or statute) that may be based on, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of, or relating to any representation or warranty made in connection with, or as an inducement to enter into, this Agreement) shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) All Actions arising out of or relating to this Agreement shall be brought by any party pursuant to this Agreement exclusively in the Court of Chancery of the State of Delaware, in and for New Castle County (the “Court of Chancery”); provided, that if (and only after) the Court of Chancery determines that they lack subject matter jurisdiction over any such Action, such Action shall be brought in the United States District Court for the District of Delaware (the “District Court”); provided, further, that if (and only after) both the Court of Chancery and the District Court determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought in the Complex Commercial Litigation Division of the Superior Court of the State of Delaware (all such courts and in such order, the “Chosen Courts”). By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably and unconditionally agree that venue would be proper in such Chosen Courts, and hereby waive any objection that such Chosen Court is an improper or inconvenient forum for the resolution of such action. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights.

(a) This Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio; provided, however, that Purchaser may, without such consent and upon written notice to the other parties hereto, assign its rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other debt financing source providing financing in connection with the transactions contemplated under this Agreement, which assignment shall not relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

(b) This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors and assigns, any legal or equitable right, remedy or claim hereunder, except that (i) the D&O Indemnified Persons shall be intended third party beneficiaries of Section 6.7, (ii) the Seller shall be an intended third party beneficiary of Article IX, Section 10.17, Section 10.18, (iii) the Non-Recourse Parties shall be intended third party beneficiaries of Section 9.3, Section 10.21 and Section 10.22, and (iv) Dechert LLP shall be an intended third party beneficiary of Section 10.17, and the Seller shall have the right to pursue damages on behalf of its members and its or its Subsidiaries’ employees in the event of Purchaser’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Purchaser.

Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9 Entire Agreement. This Agreement, including the exhibits and Schedules attached thereto, the Transaction Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, whether written, oral or implied, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 10.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated under this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.11 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 10.12 Certain Understandings. Each of the parties hereto is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereto hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated under this Agreement upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than as set forth in this Agreement (including the Schedules), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

Section 10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and the Seller shall each be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right to cause each other party hereto to fully perform the terms of this Agreement applicable to such party to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated under this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and agree not to raise any objections to the availability of the equitable remedy of specific performance and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall be automatically extended for so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. In the event that any party hereto brings an Action for specific performance pursuant to this Section 10.13 (a “Claiming Party”), and a court rules that any other party against which such Action is brought breached this Agreement (a “Breaching Party”) in connection with such Breaching Party’s failure to effect the Closing in accordance with the terms of this Agreement, but such court declines to enforce specifically the obligations of such Breaching Party to effect the Closing in accordance with the terms of this Agreement, then, in addition to any right of such Claiming Party to terminate this Agreement pursuant to Article VIII, the Claiming Party shall be entitled to pursue all applicable remedies at Law subject to the terms and conditions of this Agreement. For the avoidance of doubt, in no event shall the exercise of any Claiming Party’s right to seek specific performance pursuant to this Section 10.13 reduce, restrict or otherwise limit such Claiming Party’s right to terminate this Agreement pursuant to Article VIII and/or pursue all applicable remedies at Law.

Section 10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.14.

Section 10.15 Failure or Indulgence not Waiver; Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single party or parties exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by any other party hereto only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.16 Amendments. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Purchaser and the Seller.

Section 10.17 Conflict Waiver; Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (a) Dechert LLP may represent the Seller and its Affiliates (collectively, the “Seller Group”), on the one hand, and the Seller and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (b) Dechert LLP (or any successor) may represent the Seller or any member of the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby; provided, that Dechert LLP notifies Purchaser in writing prior to undertaking any such post-closing representation and provided, further, that Dechert LLP shall not represent the Seller in any dispute alleging fraud or willful misconduct by Purchaser (any such representation, the “Post-Closing Representation”), notwithstanding such representation (or any continued representation) of the Seller and/or any of its Subsidiaries, and Purchaser and the Seller on behalf of itself and the

Waiving Parties hereby consents thereto and waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchaser and the Seller acknowledge that the foregoing provision applies whether or not Dechert LLP provides legal services to the Seller or any of its Subsidiaries after the Closing Date. Each of Purchaser and the Seller, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among the Seller (prior to the Closing), the Seller Group and their counsel, including Dechert LLP, made exclusively in connection with the negotiation, preparation, execution, delivery of this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby are privileged communications between the Seller Group and such counsel and none of Purchaser, the Seller or any of the Waiving Parties or any Person purporting to act on behalf of or through Purchaser, the Seller or any of the Waiving Parties, will seek to obtain the same by any method or process. From and after the Closing, each of Purchaser and the Seller, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Dechert LLP and the Seller, its Subsidiaries or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

Section 10.18 Protected Communication. Each of the parties to this Agreement hereby agrees that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Seller and its Subsidiaries in and to all Protected Communications shall thereupon transfer to and be vested solely in the Seller and its successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Seller or its Subsidiaries shall thereupon be vested exclusively in the Seller and its successors in interest and shall be exercised or waived solely as directed by the Seller or its successors in interest. None of the Seller or its Subsidiaries, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Seller or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit Purchaser from seeking proper discovery of such documents nor the Seller from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto. In the event that a dispute arises after the Closing between Purchaser, the Seller or any of its Subsidiaries and a third party other than the Seller, the Seller and/or any of its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential privileged communications with Dechert LLP to such third party. The Seller and its successors in interest shall have the right at any time prior to or following the Closing to deal with any Protected Communications in whatever way they desire.

Section 10.19 No Waiver of Privilege; Protection from Disclosure or Use. The parties hereto understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The parties agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. The parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

Section 10.20 Release.

(a) Effective as of the Closing, Purchaser and the Purchased Companies and their Subsidiaries (each a “Buyer Releasor”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Seller and its Affiliates, the Seller’s and its Subsidiaries’ Affiliates, and each of their past, present and future respective directors, officers, employees, agents, representatives, members, managers, general or limited partners or assignees (each a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits arising out of or relating to the organization, management or operation of the businesses of the Purchased Companies and their Subsidiaries on or prior to the Closing Date. Each Buyer Releasor agrees not to, and agrees to cause its respective controlled Affiliates and subsidiaries not to assert any Action against the Seller Releasees. Notwithstanding the foregoing, nothing in this Agreement shall (i) release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement (including any covenant or agreement of the Seller or any of its Affiliates to be performed, in whole or in part, at or after the Closing), any Transaction Document or the Pre-Closing Transactions or (ii) limit any claims for (x) Fraud or (y) as to any Seller Releasee that is an officer or director of the Seller or any Subsidiary, criminal conduct committed by such Seller Releasee.

(b) Effective as of the Closing, the Seller, on behalf of itself and its Subsidiaries (other than the Purchased Companies) and its and their past, present or future directors, officers, managers, limited or general partners, members, employees, agents, equityholders, representatives or Affiliates, heirs, successors and assigns (each, a “Seller Releasor”), hereby unconditionally and irrevocably releases, acquits, waives and forever discharges, to the fullest extent permitted by law, Purchaser and its Affiliates, the Purchased Companies and their Subsidiaries, and each of their past, present and future respective directors, officers, managers, limited or general partners, members, employees, agents, representatives, equityholders, assignees and employees and Affiliates (collectively, the “Purchaser Releasees”), of, against and from any and all claims, demands, judgments, causes of action, damages, debts, dues, suits and actions, whether known or unknown, suspected or unsuspected, arising from or relating to (x) its ownership of the Purchased Companies and their Subsidiaries, and the organization, management or operation of the businesses of the Purchased Companies and their Subsidiaries on or prior to the Closing Date and (y) to the loans sold to or acquired by Titan RR or its Affiliates or otherwise retained by Seller or its Subsidiaries or the business, assets and liabilities of Seller or its Subsidiaries (other than the Purchased Companies and their Subsidiaries) (each, a “Seller Released Claim”) but excluding (i) claims arising from Fraud, (ii) as to any Purchaser Releasee that is an officer or director of any Purchased Company or any of its Subsidiaries, criminal misconduct of such Purchaser Releasee, (iii) if applicable, such Seller Releasor’s right to indemnification, advancement and reimbursement of expenses under the applicable Purchased Company’s or the applicable Subsidiary’s governing documents, any applicable Indemnification Agreement (including any indemnification agreement between such Seller Releasor and the Seller or any of its Subsidiaries) and any applicable insurance policy, or (iv) if applicable, such Seller Releasor’s rights to receive earned but unpaid salary or bonus or accrued but unpaid compensation or health, disability or life insurance benefits payable in accordance with any Company Plan or ordinary course business expenses incurred as of the Closing (clauses (i)-(iv) collectively, the “Seller Retained Claims”). For the avoidance of doubt, the Seller Retained Claims do not constitute Seller Released Claims and shall be retained by the Seller Releasors. Without limiting the foregoing, the Seller, on behalf of itself and each Seller Releasor, expressly unconditionally and irrevocably waives and relinquishes all rights and benefits afforded by any applicable Law in the context of a general release, including any Law that would otherwise limit a general release to claims that the releasing party knows or suspects to exist in its favor at the time of executing the release, it being understood that each Seller Releasor is hereby releasing claims that it does not know or suspect to exist in its favor at the time of executing this Agreement, which, if known, might have affected its decision to enter into this release. The Seller, on behalf of itself and each other Seller Releasor, further irrevocably and unconditionally covenants and agrees not to assert any Action against any Purchaser Releasee with respect to any of the Seller Releasor’s Seller Released Claims. Notwithstanding the foregoing, nothing in this Section 10.20(b) shall release, waive, discharge, relinquish or otherwise affect (A) the rights or obligations of any Person under this Agreement, any Transaction Document or the Pre-Closing Transactions, or (B) any rights or claims of any Seller Releasor arising under or relating to any post-Closing servicing, sub-servicing, administration or similar agreement or arrangement with any Purchased Company or any of its Subsidiaries (whether or not constituting a Transaction Document), including any rights or claims relating to Loans or other assets retained by, or returned or transferred to, the Seller or any of its Subsidiaries (including any Loans not acquired by Titan RR or its Affiliates pursuant to the Backbook Acquisition for any reason).

Section 10.21 No Right of Setoff. Except with respect to any claim for Fraud, no party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed hereunder by such Persons to any other party hereto or any of such other party’s Non-Recourse Parties.

Section 10.22 Non-Recourse; No Rescission. Notwithstanding anything that may be express or implied in this Agreement, any other Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, each party hereto acknowledges and agrees, on behalf of itself and its Non-Recourse Parties, that this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Person. For the avoidance of doubt, except to the extent such Person is a signatory party to this Agreement (and then only to the extent of the specific obligations undertaken by such signatory party herein and not otherwise), Purchaser and the Seller (each on behalf of itself and their respective Non-Recourse Parties) covenant and agree that no recourse under this Agreement (including any representation, warranty or covenant made in or in connection with this Agreement, the Transaction Documents or any other documents or instruments delivered in connection with this Agreement or other obligation or liabilities of any one or more of Purchaser or the Seller under this Agreement) or the transactions contemplated hereby shall be had, whether through theories pertaining to agency, control, instrumentality, alter ego, domination, unjust enrichment, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, against any Non-Recourse Party (excluding, for the avoidance of doubt, parties to this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except as expressly set forth in this Agreement or any Transaction Document, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligation under this Agreement, or pursuant to any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. In furtherance of the foregoing, Purchaser and the Seller hereby covenant and agree, on behalf of themselves and their respective Affiliates, that they shall not institute, and it and they shall cause their respective Affiliates not to institute, any litigation or bring any other claim arising under, related to or in connection with, this Agreement, any Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby against any of their respective Non-Recourse Parties. Notwithstanding anything in this Agreement to the contrary, (a) no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement and each party hereto hereby waives any and all rights to pursue such remedy and (b) nothing set forth in this Section 10.22 shall operate as a release or waiver of, or otherwise limit or bar any Action or claim between or among Purchaser and any of its Non-Recourse Parties.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed as of the day and year first above written.

VELOCITY COMMERCIAL CAPITAL, LLC

By:	/s/ Roland T. Kelly
Name:	Roland T. Kelly
Title:	Chief Legal Officer and General Counsel

[Signature Page to the Equity Purchase Agreement]

Solely for the purpose of Section 6.14:

VELOCITY FINANCIAL, INC.

By:	/s/ Roland T. Kelly
Name:	Roland T. Kelly
Title:	Chief Legal Officer and General Counsel

[Signature Page to the Equity Purchase Agreement]

TOORAK CAPITAL LLC

By:	/s/ John Beacham
Name:	John Beacham
Title:	Chief Executive Officer

[Signature Page to the Equity Purchase Agreement]